UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

SNAP ONE HOLDINGS CORP.
(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholder:
Introduction
When you think of the word “hero,” you think of a person demonstrating courage, outstanding achievements, or noble qualities. Over the last two years, we have witnessed truly heroic efforts from our healthcare and front-line workers who have helped fight a global pandemic and keep us safe. We thank these heroes for their service and sacrifice.
As I begin this letter, I must start by also acknowledging a group of unsung leaders in our local communities who have helped us manage through the crisis inflicted by COVID — and those are our employees and integration Partners. Our success is intertwined with that of our integration Partners, and that is exactly why we call them Partners with a capital “P.”
While people retrenched to their homes to live, work, learn, and entertain over the past two years, they looked to our 16,000+ domestic integration Partners to deliver the technology required to enable these experiences. Without the technology experience our integration Partners delivered, families and workers would not have had the solutions to adjust to the new world. Our Partners did not have the option of working from home, and instead worked hard to enable the “at home” phenomenon for others by donning masks each morning, leaving their families and going into homes and businesses to deliver secure, enjoyable, and connected experiences. Our Partners deserve to be celebrated.
As our Partners in turn looked to Snap One to supply and support their businesses, we remained open for business as well. Our dedicated employees in our local branches came to work each day to ensure that our Partners had the product they needed. Our warehouse teams came in every morning to ensure that shipments were timely, as did our manufacturing teams. Our technical support and Partner service teams worked remotely to provide the service our Partners required during this time, donning headsets at home while trying to keep their families moving forward. As the pandemic evolved, it impacted supply chains and logistics operations around the globe.

“Our team has done a remarkable job navigating the uncertainties of 2021 while continuing to provide outstanding service and support to our integrators and end consumers. Since our successful IPO in July, we’ve expanded our distribution presence, made significant investments into our product offering and software capabilities, and built a robust foundation for our new journey as a public company.”

The remarkable efforts inside our company expanded even further, with our supply chain personnel working around the clock to ensure product availability. Our sales force worked tirelessly to help our Partners find alternative solutions when certain products were out of stock. Throughout our ecosystem, our people worked diligently to serve our Partners and end consumers. Our people at Snap One deserve to be celebrated too.
Those unsung leaders both inside our company and within our industry fuel our company’s growth. As I reflect on my almost 40 years in business, this is collectively the most inspiring professional effort I have witnessed. On behalf of our shareholders, I thank all our employees, as well as those who work in our Partners’ businesses, for their tremendous efforts.
As we look to the future, we do so clear-eyed. Without question, the amount and importance of technology in our homes and businesses will continue to increase. Many of these homes and businesses will turn to professional integrators to help them design, install, and support these systems. Snap One specializes in providing these professionals with the right products, workflow solutions and platforms to serve their customers while growing their businesses more profitably and efficiently. We remain steadfast in our commitment to our Partners.
2021 — Year in Review

I am pleased to announce that Snap One delivered record performances during the year. Some financial highlights include:
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Net Sales, which exceeded $1 billion for the first time in our history and were up 24% YoY

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Net loss of  $36.5M and a record Adjusted Net Income1 of  $53.6M, up 89% YoY

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A record Adjusted EBITDA1 of  $110.8M, up 17% YoY

While our financial results set new benchmarks for our Company, the many accomplishments of our team members position us for improved operating performance and continued growth in the years to come. In 2021, we:
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Completed our successful initial public offering in July, strengthening our balance sheet.

• Rebranded as Snap One (formerly SnapAV) to reflect the Company’s aspiration to be the one partner professional integrators need for every job.
• Meaningfully improved service levels to our 16,000+ Partners, as reflected in being awarded an unprecedented 16 CE Pro Quest for Quality Awards during the year.

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Hired Kathleen Creech as our Chief People Officer and Ashley Swenson as our Senior Vice President of Marketing, bringing added expertise and diversity to our leadership.

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Appointed three new board members during the year: Annmarie Neal, Adalio Sanchez, and Amy Steel Vanden-Eykel. Together, they add expertise in key areas for our Company while also enhancing our diversity.

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Recognized by the industry for leading products and services, resulting in being ranked the #1 and/or #2 brand 36 times across 62 identified product sub-categories in the 2021 CE Pro 100 Brand Analysis Awards.

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Announced a strategic investment in Parasol, an industry leading provider of 24/7 remote support solutions to end consumers that improve integrator productivity and service levels while creating a recurring revenue stream for both our integration Partners and Snap One.

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Upgraded Control4 OS3 software to provide full support for OvrC remote management to Control4 controllers and added fundamental platform enhancements for commercial deployments.

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Updated our OvrC remote management platform to improve the user interface and bring enhanced notification accuracy.

1
Adjusted Net Income and Adjusted EBITDA are non-GAAP financial metrics. For information about these metrics and a reconciliation to net loss see the appendix to this Proxy Statement.

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Expanded our third-party product portfolio and vendor partnerships through a series of investments and new additions, with 25 new third-party distribution agreements with industry leaders such as Roku, Sound United, Lutron Caséta, Ecobee, JVC, ClareVision, and Pulse 8 — all of which offer Control4 integration.

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Announced an exclusive partnership with Josh.ai with strategic development of a first-of-its kind Control4 certified driver for voice control, expanded integration of music streaming services, and native support to execute advanced lighting scenes.

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Designed and introduced an all-new Partner Rewards program which unifies the Snap One Partner experience under a single loyalty program, making it more rewarding than ever for our Partners to consolidate their spend with Snap One.

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Opened eight new domestic local branches, bringing the total domestic local branch footprint to 31 locations as of year-end and enhancing our ability to serve our Partners. We also commenced work on the acquisition of Staub Electronics, which closed in January 2022 and added two additional local branches in Canada, bringing our current total local branch footprint to 33 locations.

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Strengthened our balance sheet by completing a debt refinancing. The new Credit Agreement provides for senior secured financing of  $565.0 million in the aggregate, consisting of  $465.0 million in aggregate principal amount of senior secured term loans maturing in seven years and a $100 million senior secured revolving credit facility maturing in five years.

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Closed two accretive “tuck-in” acquisitions, HCA Distributing in April 2021 and Access Networks in May 2021. Access Networks brings enterprise-grade capabilities to our networking product line while enabling us to provide network design services to our Partners on more complex projects.

We leave 2021 as a unified team, with a proven growth strategy and an aspiration to revolutionize the smart living industry. Let me share with you a look at some of the opportunities that we are excited about in 2022.

Revolutionizing the Smart Living Industry

Our Partners call themselves integrators for a reason. For decades, they have needed to integrate products from various manufacturers to deliver the experiences end consumers’ desire. They have done this with disparate products and software tools, which required customized programming and highly skilled labor. Installations were often unique, difficult, and costly, and after the install, reliability often suffered due to the lack of true integration between all these products. The result — costly support and a disappointed end consumer.

A few years ago, recognizing the long-term growth trends in our industry, we pursued three strategic initiatives to address these challenges:

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Given the vast number of new smart devices entering homes and businesses, we determined we had to enter the control system space to deliver the seamless experiences end consumers expect through a single, integrated system.

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We decided to extend our e-commerce footprint to include brick and mortar local branches. Our integrators often need in-person assistance and real-time inventory availability. We believe our e-commerce capabilities are the best in the industry and that establishing a physical presence in key geographies could fuel our Partners growth as well as our own. Last year, we opened eight new local branches, increasing our branch count to 31 locations.

3.
Lastly, we determined it was important to help our integration Partners drive efficiency in their businesses. As a result, we opened our distribution capabilities to other third-party vendors in the industry, with the intent of providing our Partners with the ability to source all the products they might need to complete their projects from Snap One.

The decisions we made a few years ago, together with our team’s excellent execution, have positioned us for great things in the years ahead. With an integrated software platform, evolving omni-channel presence, and the best products in the industry, including our solutions and third-party vendors’ products, we stand ready to serve this industry in the way we envisioned just a few years ago.
Our vision inspires us to change the way the industry works. This past year, we released many new features to our OvrC and Control4 operating systems, including the integration of the two offerings. Through our industry transforming OvrC remote management software, we enable Partners to both update firmware and troubleshoot installed systems without visiting the home or business. Further, our Control4 operating system also enables our Partners with an easy-to-program tool set called Composer, which is enhanced through out-of-the-box integrations with our products as well as the products of other leading manufacturers. In the future, the industry will see even more innovation from our teams, as we are planning some big new releases across our product lines.
However, this industry needs more than products to thrive and satisfy the discerning end consumers that rely on professionals. For this reason, we are investing in building a platform for the industry. We’re building a platform that our Partners can rely on to create efficient businesses and happy employees, and a platform that helps our Partners deliver fantastic experiences to end consumers.
Our software platforms integrate seamlessly with thousands of products “out-of-the-box.” Further, we continue to maintain (or allow third parties to maintain) drivers to the vast array of products released to the market each year. These drivers ensure ongoing reliability, and the investments we make in the platforms allow end consumers to access new features and functionality. Of course, this requires a software investment only a company the size of Snap One can rationalize.
Software is a key element of our platform, perhaps even the most important element. However, we do not stop there. The second element of our platform is service, and we are making significant investments in that regard as well.
This industry will continue to require more investment in software and services. New experiences, such as improved home and business security through surveillance systems, protection of assets and network operations through cyber security, and better access to support services, are just a few of the new services we endeavor to provide. Evolving our business model and our Partners’ businesses to include software and services is a very big opportunity and will align the industry with the ongoing service requirements our end consumers’ demand.
Serving Our Partners with Better Business Solutions
Snap One was started by integrators, for integrators. Our industry is primarily comprised of very small businesses, with the average integrator employing less than ten individuals. The owners are selling and/or installing all day, only leaving time to plan for the next days and weeks at night. Historically, they have transacted with distributors because their businesses were too small to justify a direct connection with manufacturers. This resulted in a high cost, low service model for the integrator.
Snap One changed all of that. To efficiently reach these small businesses, we built what we believe is still the best e-commerce site in the industry fifteen years later. We invested heavily in tech support and training tools and decided that we would sell our products only through integrator Partners, which increased their profitability. Finally, we built a culture that we live by today — creating raving fans among our Partners by making their lives easier.
Still, we know that there is room to improve. In addition to the software, product, and services investments referenced earlier, here are just some of the other initiatives we are pursuing for our Partners:

1.
Opening new local branches in the communities where our Partners work. This allows our Partners to pick up inventory the day they need it, which is critical due to the real-time nature of many of their projects.

2. Investing in more training to help them increase the efficiency and ability of their staff to deliver fantastic experiences and reliable systems to the end consumer.

3. Building a new e-commerce site with enhanced tools like proposals, system configuration, and rack design.
4. Building scale to better provide our Partners with the tools they need to better serve their customers.

Our technical support team sets the standard for our Partner services and is revered in our industry. Like many companies, our integrators have a tough time finding talent, as new employees must be trained on complex systems and technology products before they can assist their teams. Not only do we offer outstanding training services to help our integrators in this area, but our tech support professionals are also able to answer the phone in minutes and solve issues on the fly when an integrator is onsite with a customer and runs into a problem. These competencies result in a Net Promoter Score for our tech support services that is routinely above 90. We believe we are the best tech support organization in the world, and yet we’re still striving to improve every day.

In 2021, we decided to extend these services directly to the end user through Parasol. It is not easy to be a technician in our industry, especially as end consumers often use their systems at night or on the weekends. The techs who work for our Partners work all day, and because our Partners are generally very small businesses, these same techs are often called to service on those same nights and weekends. Our Partners simply do not have the scale to provide 24/7 support. Thus, we asked, ‘what about Snap One? With our scale and with the OvrC platform, could we support these customers directly? ’

Today, we do just that, directly supporting thousands of end customers through real-time assistance representatives who are available 24/7. The end consumer is happier, and the technicians get their nights and weekends back, making our industry more attractive to talent. We provide these services for a monthly fee that makes sense for the end consumer and drives profits for both our integration Partners and Snap One.

I believe it was a car rental company that coined the adage years ago that “we refer to ourselves as Number 2 so that we try harder.” Here at Snap One, we feel like we are the industry leader, but we still hold on to the mentality of being second and embrace the obligation to continue trying harder than anyone else. I thank all our Snap One team members for keeping that mentality.

How Do We Do All This?

A few years ago, we drafted our company tenets. They are simple phrases that we reinforce with passion and action inside our company. Prospective employees are evaluated against these tenets, our assessments of our team members are calibrated to successful tenet adoption, and employees are not promoted without exemplifying them. They include:

Be an Owner: We expect each team member to embrace the principles of ownership. This includes frugality but extends beyond that to include balancing the short-term requirements of profitability and a sound financial foundation with the long-term need to grow and satisfy the demands of our various constituents. We encourage our team to have a bias to action and hope to empower them accordingly.

Obsess Over Customers: We are fanatical about the experiences had by our Partners and end consumers with our Company and products. When it comes to these experiences, not only do we push ourselves to make them better, but we actively solicit constructive feedback to improve and enhance them as well. One of our consistent goals is to extend these principles to both our internal and external customers.

Learn Every Day: In a fast-moving world, we foster the notion of learning from our successes, but know we can learn even more from our failures. We invest in education and training and encourage risk taking with a “fail fast” mentality. Only through robust discussion, analysis, and debate can we learn, and only through learning can we get better.

Be the Best Place to Work: Everything we do starts with attracting, motivating, and retaining the best talent, so therefore it is imperative that we are a great place to work. First and foremost, we achieve this by fostering an open and inclusive culture where team members feel like they belong. Tools, training, professional development, compensation and rewards, and recognition programs are all important components of making Snap One a great place to work.
Conclusion
Our mission is simple: To make lives more enjoyable, connected, and secure. The smart living industry is robust and growing. We are passionate about delivering exceptional solutions to our Partners and their customers and will continue transforming this industry from one that has sold products to one that is selling experiences built on platforms. We have enhanced our distribution model through our digital-first e-commerce portal complemented by a growing local branch footprint. Our exceptional scale allows us to invest in this industry and provides our competitive advantage, and we believe it is our obligation to continue to lead this industry forward.
To the unsung leaders who work at Snap One and those who work for our Partners — we see you and we celebrate you. Our future is bright, and we look forward to what is next for Snap One. Thank you for coming on this journey with us.
Sincerely,
John Heyman
Chief Executive Officer

Notice of our 2022 Annual Meeting of Stockholders
To Our Stockholders:
Please join us at our Annual Meeting.
When:	9:00 a.m., Mountain time, on Thursday, May 19, 2022
Where:	11734 S. Election Road, Draper, Utah 84020
What:	Items of Business
	1	The election of two Class I director nominees listed in this Proxy Statement
	2	The ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2022
	3	Such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof
Record Date:	March 21, 2022
Please Vote:
	Via the Internet	By Telephone	By Mail	In Person
	Go to www.voteproxy.com	To vote by telephone, call 1-800-PROXIES (1-800-776-9437) in the U.S. or 1-718-921-8500 from foreign countries	Send completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form	Attend the Annual Meeting at 9:00 a.m. MT May 19, 2022 at Company headquarters in Utah
Advance Voting Deadlines: If you are a stockholder of record and are voting by proxy, your vote must be received by 11:59 p.m. (Mountain time) on May 18, 2022, to be counted. Please note that if you hold your shares through a brokerage account or through a bank or another nominee, they may have an earlier deadline. Please refer to the voting instructions you received from such broker, bank, or other record holder.
To ensure your shares are voted, please vote your shares prior to the meeting by proxy on the internet, by telephone or by completing a proxy card and returning it by mail, even if you plan to attend in person. Only stockholders who own shares of Snap One Holdings Corp. common stock as of the Record Date will be entitled to attend and vote at the Annual Meeting. If you plan to attend, proof of stock ownership and government-issued photo ID will be required for admission; if your shares are not registered in your name, please bring evidence of that you were the beneficial owner as of the Record Date, which you may obtain from your bank, stockbroker or other adviser that holds your common stock.
We intend to hold the Annual Meeting in person. However, if we determine that is not possible or advisable, we will announce our change of plan in a press release, file the details with the SEC as proxy materials, and post them on our website. Please check our website www.snapone.com the week of the meeting. Thank you for your ongoing support of and continued interest in Snap One. We look forward to seeing you at our Annual Meeting.
By Order of the Board of Directors
JD Ellis
Chief Legal Officer
April 4, 2022

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting on May 19, 2022:

This notice of Annual Meeting, form of electronic proxy card and the accompanying proxy statement (“Proxy Statement”), as well as the annual report on Form 10-K for the fiscal year ended December 31, 2021 (“2021 Annual Report”), are being distributed or made available, as the case may be, on or about April 4, 2022. Registered and beneficial shareholders may visit http://www.astproxyportal.com/ast/24529 to view and print these documents. The Proxy Statement and 2021 Annual Report may also be found in Investor Relations section of the Company’s web site at www.snapone.com under SEC Filings.

Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. For more information, please read our 2021 Annual Report and the entire Proxy Statement prior to voting.
About Us
Snap One designs, manufactures, and distributes smart solutions for homes and businesses to make life better — all installed and supported by trusted professionals worldwide. We offer a number of trusted brands encompassing technology categories like audio, video, surveillance, control, networking, conferencing, and remote management.
We bring together the best people, partners, and products to make lives more enjoyable, connected, and secure.

Our Journey
Created out of respect and passion for smart technology, Snap One was founded by technology integrators who saw a better way to do things. These major milestones took us from scrappy startup to an industry leader.
Snap One Holdings Corp. 2022 Proxy Statement	1

About the Meeting
When: 9:00 a.m., Mountain time, on May 19, 2022	Where: 11734 S. Election Road, Draper, Utah 84020	Record Date: March 21, 2022
Items of Business:		Board Recommendation	Voting Standard	Page
1	The election of each of two Class I Director nominees, namely Messrs. Heyman, and Ragatz to the Company’s Board of Directors	FOR each director nominee	A plurality of the votes cast (the two nominees receiving the highest number of “FOR” votes cast will be elected). Abstention has no impact	8
2	A proposal to ratify the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2022.	FOR	Majority: Votes cast in favor exceed votes cast against. Abstention is the same as a vote “against”	47
3	The transaction of any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.			50
Please Vote
Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares as soon as possible using one of the following methods:

Internet	Phone	Mail
Visit the web site listed on your proxy card	Call the telephone number on your proxy card	If you received a paper copy of the materials via mail, please sign, date, and return your proxy card in the enclosed envelope
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Our Board Nominees at a Glance
Director Name, age	Principal Occupation	Independent	Committees	Other Public Company Boards
Erik Ragatz, 49 (Chair)	Partner at Hellman & Friedman, LLC		Nomination and Governance, Compensation (Chair)	Grocery Outlet Holdings Corp.
John Heyman, 60	Chief Executive Officer of Snap One		None	None
Snap One Holdings Corp. 2022 Proxy Statement	3

General Information About the Annual Meeting and Voting
Annual Meeting of Shareholders
The 2022 Annual Meeting of Stockholders (“Annual Meeting”) of Snap One Holdings, Inc. (“Company,” “Snap One,” or “we”/”us”) will be held on Thursday, May 19, 2022, at 9:00 a.m. (MT), at the Company’s corporate office located at 11734 S. Election Road Draper, Utah 84020. If we determine it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements as promptly as practicable via the Investor Relations section of our website https://investors.snapone.com/.
Proof of stock ownership and government-issued photo ID will be required for admission. Only stockholders who own shares of Snap One Holdings Corp. common stock as of the close of business on March 21, 2022 (the “Record Date”) will be entitled to attend and vote at the Annual Meeting. If you are a stockholder as of the Record Date and plan to attend the Annual Meeting, please save your proxy card or Notice of Internet Availability of Proxy Materials (“Notice”) and bring it to the Annual Meeting as your admission ticket. If you plan to attend but your shares are not registered in your name, you must bring evidence of stock ownership as of the Record Date, which you may obtain from your bank, stockbroker or other adviser. If you would like to request assistance or accommodation to gain access or receive communications of the Annual Meeting, please contact us at 801-523-3100 ext. 4257 or at Snap One Holdings Corp., 11734 S. Election Road Draper, Utah 84020.
Information About this Proxy Statement
Why You Received this Proxy Statement. You have received these proxy materials because our board of directors (“Board of Directors” or “Board”) is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares. We either (1) mailed you a Notice notifying each shareholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this Proxy Statement and our Annual Report for fiscal year ended December 31, 2021 (referred to as the “Proxy Materials”) or (2) mailed you a paper copy of the Proxy Materials and a proxy card in paper format. You received these Proxy Materials because you were a shareholder of record as of the close of business on the Record Date. If you would like to receive a paper copy of the Proxy Materials, please follow the instructions for requesting such materials contained in the Notice.
Beneficial Owners: If you hold your shares in a brokerage account or through a bank or another nominee, please check the information that your broker, bank or other holder of record sent to you regarding the availability of Proxy Materials electronically or in paper format.
Internet Availability of Proxy Materials
Registered and beneficial shareholders may view and print this Proxy Statement and the Company’s 2021 Annual Report at http://www.astproxyportal.com/ast/24529 or in the Investor Relations section of the Company’s website at https://investors.snapone.com/.
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How to Vote
Stockholders of Record. If you are a stockholder of record, you may vote in one of the following four ways:
(1)
By Internet: You may vote via Internet by following the instructions provided in the Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2)
By Telephone: You may vote by calling the telephone number provided in the Notice or, if you receive your proxy materials by U.S. mail, you may vote by following the instructions on the proxy card.

(3)
By Mail: If you receive your proxy materials by mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

(4)
In Person: If you are a stockholder as of the Record Date, you may vote in person at the meeting. Submitting a proxy will not prevent stockholders from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

Proxies submitted by telephone or Internet must be received by 11:59 PM MT on May 18, 2022.
Beneficial Owners. If you are a beneficial owner of shares held in street name, you will receive voting instructions from your brokerage firm, bank or other nominee regarding how to direct them to vote your shares. If you are a street name stockholder, you may not vote your shares on your own behalf at the Annual Meeting unless you obtain a legal proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Shareholders Entitled to Vote; Quorum Requirement
Holders of our common stock are entitled to one vote for each share of record held on the Record Date on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.
A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum. Shares represented by broker non-votes, as described below, and votes to “ABSTAIN” are counted as present and entitled to vote for purposes of determining a meeting quorum. No business may be conducted at the Annual Meeting if a quorum is not present.
As of March 21, 2022, the Record Date for the Annual Meeting, we had 75,882,589 shares of common stock outstanding.
Effect of Not Voting and Broker Non-Votes
If you are a stockholder of record, then your shares will not be voted if you do not provide your proxy, unless you attend and vote in person during the Annual Meeting.
If you are the beneficial owner of shares held in the name of a broker, bank or other nominee and you do not provide that a broker, bank or other nominee with voting instructions, that person will only have discretionary authority to vote on routine matters that come before the Annual Meeting. Under The Nasdaq Stock Market, LLC
Snap One Holdings Corp. 2022 Proxy Statement	5

(“Nasdaq”) rules, broker, bank or other nominees cannot vote on non-routine matters. Our Proposal 2 (ratify the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2022) is the only proposal in this Proxy Statement that is considered a routine matter. The other proposals are not considered routine matters, and without your instructions or attendance at the Annual Meeting, your shares will not be voted on these matters. When shares held by beneficial owners through a broker, bank or other nominee are not voted for a non-routine matter (such as Proposal 1, election of two Class I Directors), it is referred to as a “broker non-vote.” Broker non-votes are not considered “present,” except with respect to routine matters, and as such, broker non-votes will not affect the outcome of any other proposals.
Proxies; Revocation
If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, any or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:
•
FOR the election of two Class I director nominees listed in this Proxy Statement;

•
FOR the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2022; and

•
For or against any other matter properly presented at the Annual Meeting, in the proxies’ discretion.

Our Board does not intend to present any business at the Annual Meeting other than the proposals described in this Proxy Statement and knows of no other matters that are likely to be brought before the Annual Meeting. However, if any other matter comes before the Annual Meeting, your proxies will act on such matter in their discretion.
If you are a registered stockholder, you may revoke or change your proxy submitted before the Annual Meeting for any reason by, (1) voting in person at the Annual Meeting, (2) submitting a later-dated proxy online (your last vote before the Annual Meeting begins will be counted), or (3) sending a written revocation that is received before the Annual Meeting to the Corporate Secretary of the Company, c/o Snap One Holdings, Corp. 11734 S. Election Road, Draper, Utah 84020. If you are a beneficial owner of shares held in street name, you must contact the holder of record to revoke a previously authorized proxy.
Required Votes for Action to be Taken
(1)
Proposal 1: Each director is elected by a plurality vote; the two director nominees receiving the highest number of  “FOR” votes cast, even if less than a majority, will be elected. Abstentions and broker non-votes will have no effect on the outcome.

(2)
Proposal 2: The ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for our fiscal year ending December 30, 2022, requires the affirmative vote of a majority of the votes cast by stockholders present or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote “FOR” or “AGAINST” this proposal, or you may indicate that you wish to “ABSTAIN” from voting on this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.

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Voting Results
We will announce preliminary results at the Annual Meeting. We will report final results by filing a Current Report on Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Snap One Holdings Corp. 2022 Proxy Statement	7

Governance
1	Election of Directors
The Board recommends that you vote FOR the election of each of the following director nominees.
Board of Directors
Our business and affairs are managed under the direction of our eight-member Board of Directors in accordance with our certificate of incorporation (“Certificate of Incorporation”), amended and restated bylaws (“Bylaws”) and the Corporate Governance Guidelines, a copy of which can be found on our website at https://investors.snapone.com/. Our Board is divided into three classes of directors, with the directors serving staggered three-year terms, with only one class of directors elected at each Annual Meeting. Our Class I directors are Messrs. Ragatz (Chair), Heyman and Plaehn (with their terms expiring at the 2022 Annual Meeting), our Class II directors are Dr. Neal and Messrs. Wagers and Sanchez (with their terms expiring at the Annual Meeting to be held in 2023) and our Class III directors are Mr. Best and Ms. Vanden-Eykel (with their terms expiring at the Annual Meeting to be held in 2024).
After discussion among members of the Board, the Board determined not to re-nominate Mr. Plaehn for election by stockholders at the 2022 Annual Meeting. The decision of the Board was a collaborative conclusion after discussions with Mr. Plaehn, and was based on several factors, including the Board’s appreciation of the significant amount of work Mr. Plaehn has performed as director of Snap One and chief executive officer of Control4 Corporation prior to its acquisition by the Company and the substantial on-going time commitment that service on the Board entails. The decision not to re-nominate Mr. Plaehn was not a product of any disagreement or event or circumstance which would have disqualified him from service on the Board. The Company is grateful to Mr. Plaehn for his contributions and his years of dedicated service on the Board and wishes him well in his retirement.
As a recent public company, we believe that our Board’s classified structure provides enhanced continuity and stability in business strategies and policies. Under the current system, after each election, at least two-thirds of the Board will have had prior experience and familiarity with our business, which is beneficial for long-term strategic planning and oversight of our operations. We believe that maintaining a classified board structure balances the need for stockholders to express their opinion on the Board’s performance with the need for our directors to focus on our long-term success and maximize value for stockholders.
When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in each of the directors’ individual biographies below. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess, but in identifying and evaluating director nominees, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
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There are no family relationships among our directors and director nominees, or between our directors, director nominees and executive officers.
Class I Directors Standing for Election at the 2022 Annual Meeting:
At the Annual Meeting, stockholders will be asked to vote for two Class I nominees listed below to serve until the 2025 Annual Meeting, and the election and qualification of his or her successor, or until such director’s earlier death, disqualification, resignation or removal. The only members of our Board of Directors with expiring terms are the three Class I directors, and one Class I director, Martin Plaehn, has not been re-nominated for election, and therefore proxies can only be voted for up to a maximum of two persons. Each of the nominees listed below has agreed to stand for election and has indicated he or she is willing to serve as a member of the Board. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine.
Erik Ragatz, Chair	Director Since: 2017 Age: 49 Committees: Comp, Nom & Gov (Chair) Independent Director
Erik D. Ragatz has served as a director and as Chairperson of our Board of Directors since 2017. Mr. Ragatz has served as a Partner at Hellman & Friedman LLC (“H&F”), a private equity firm, since January 2008. Mr. Ragatz currently serves as the chairperson of the board of directors and as a member of the compensation and nominating and governance committees of Grocery Outlet Holdings Corp. a publicly traded extreme value retailer of consumables and fresh products sold through a network of independently operated stores. In addition, he serves as lead outside director and as a member of the audit and compensation committees of Wand TopCo Inc. (d/b/a Caliber Collision) and At Home Group, Inc., both private H&F portfolio companies. He was formerly chairman of the board of directors of Goodman Global, Associated Materials and ABRA and a Director of LPL, Sheridan and Texas Genco. Prior to H&F, Mr. Ragatz was employed by Bain Capital in Boston and Sydney, and previously worked as a management consultant for Bain & Company in San Francisco. Mr. Ragatz received an AB in Economics from Stanford University and an MBA from the Stanford Graduate School of Business.
We believe that Mr. Ragatz is qualified to serve as a director based on his significant financial expertise and insight into the proper functioning and role of corporate boards of directors, gained through his years of service on the boards of directors of H&F’s portfolio companies.
Snap One Holdings Corp. 2022 Proxy Statement	9

John Heyman	Director Since: 2015 Age: 60 Committees: None CEO of Snap One (not an Independent Director)
John Heyman has served as our Chief Executive Officer and a member of our Board of Directors since January 2015. He has worked in the technology industry for over 30 years, including 16 years, most recently as Chief Executive Officer at Radiant Systems, Inc., a publicly traded provider of technology to the hospitality and retail industries, from 1995 until its sale to NCR Corporation in 2011. From 2011 until joining Snap One, Mr. Heyman founded Actuate Partners, a private investment firm, and served as Executive Chairman of Influence Health, a technology provider to the healthcare industry. Mr. Heyman served as a director and a member of the Audit Committee of Manhattan Associates, a publicly traded provider of software to manage supply chains, inventory and omnichannel operations, from 2016 to 2019. He received a BBA in Accounting and Finance from the University of Georgia and an MBA from Harvard Business School.
We believe that Mr. Heyman is qualified to serve as a director based on the perspective and experience he brings as our Chief Executive Officer and his experience as an executive.
Class II Directors whose terms expire at the 2023 Annual Meeting:
Annmarie Neal	Director Since: 2021 Age: 58 Committees: Comp, Nom & Gov Independent Director
Annmarie Neal has served as a member of our Board of Directors since January 2021. Dr. Neal is a Partner and Chief Talent Officer at H&F, where she has worked since 2015. Her primary responsibility is to help H&F drive value by improving the organizational and leadership effectiveness of the H&F’s portfolio companies. Dr. Neal has over 20 years of experience working with global organizations on executive leadership, talent management, and organizational development. Prior to joining H&F, Dr. Neal ran her own consulting firm and held the Chief Talent Officer roles at Cisco Systems from 2006 to 2012 and at First Data Corporation from 2000 to 2005. Additionally, she was a senior consultant with RHR International. Dr. Neal received a BA from Boston College, an MA in Counseling from Santa Clara University, a Graduate Certificate of Special Studies from Harvard University, and a Doctorate in Clinical Psychology with an Emphasis in Management Psychology from the California School of Professional Psychology Alameda/Berkeley.
We believe that Dr. Neal is qualified to serve as a director based on her experience as an executive and her deep knowledge and expertise in succession, compensation, organization effectiveness and HR Operations.
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Adalio Sanchez	Director Since: 2021 Age: 62 Committees: Audit, Comp Independent Director
Adalio Sanchez has served as a member of our Board of Directors since June 2021. Mr. Sanchez has been President of S Group Advisory, LLC, a management consulting firm providing advisory services on business strategy, technology, and operational excellence, since 2015. Since 2015, he also has served on the board of directors of ACI Worldwide Inc., a software company serving the electronics payments market, since 2019 has served on the board of Avnet Inc., a global electronic components distribution and technology solutions company, and since 2021, has served on the board of directors of ASM International, a semiconductor wafer manufacturing process equipment company. He also serves on the board of trustees of the MITRE Corporation, a not-for-profit firm that manages federally funded research and development centers supporting several U.S. government agencies since November 2018. Mr. Sanchez previously served on the board of Quantum Corporation, a computer storage solutions company, from May 2017 to April 2019, and served as interim CEO for Quantum Corporation from November 2017 to January 2018. From 2014 to 2015, Mr. Sanchez served as Senior Vice President of the Lenovo Group Limited, an international technology company. Prior to that, he spent 32 years at IBM Corporation, a global technology and innovation company, where he served in various capacities including 16 years in senior executive and global general management roles. Mr. Sanchez received his BS from the University of Miami in electrical engineering and his M.B.A. from Florida International University.
We believe that Mr. Sanchez is qualified to serve as a director based on his perspective and experience as a director and his experience as an executive.
Snap One Holdings Corp. 2022 Proxy Statement	11

Kenneth R. Wagers III	Director Since: 2020 Age: 50 Committees: Audit (Chair) Independent Director
Kenneth R. Wagers III has served as a member of our Board of Directors since August 2020. Mr. Wagers was appointed Chief Financial Officer of Flexport, a global logistics and freight forwarding business, in April 2021. Mr. Wagers has more than 25 years of experience in financial and accounting management, operations, and engineering. Prior to joining Flexport, Mr. Wagers served as Chief Financial Officer of FleetPride, a retailer of parts for heavy-duty trucks and trailers, from August 2019 to April 2021. Prior to joining FleetPride, Mr. Wagers served as Chief Operating Officer of XPO Logistics, a global provider of supply chain solutions, from April 2018 to March 2019. Prior to that, Mr. Wagers served as the Head of Finance for Worldwide Transportation and Logistics at Amazon.com from 2013 to April 2018 and as Chief Financial Officer of LinkAmerica, a private equity-owned logistics and transportation business, from 2012 to 2013. Mr. Wagers also held multiple senior level finance and accounting roles at Dr. Pepper Snapple Group and UPS after beginning his career in UPS’ operations and engineering department. Mr. Wagers received his BA in Finance and Accounting and then his MBA from Georgia State University.
We believe that Mr. Wagers is qualified to serve as a director based on his perspective and experience as a Chief Financial Officer and his experience as an executive.
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Class III directors whose terms expire at the 2024 Annual Meeting:
Amy Steel Vanden-Eykel	Director Since: 2021 Age: 44 Committees: Nom & Gov Independent Director
Amy Steel Vanden-Eykel has served as a member of our Board of Directors since July 2021. Ms. Vanden-Eykel is the Chief Marketing Officer for Staples, Inc., which includes Staples.com and Staples Advantage, Staples’ B2B business. She has held this role since November of 2021 and is responsible for Brand & Creative Strategy, Customer Acquisition & Development, the Loyalty Program, and Marketing activation channels like Digital Media, Field Marketing, Email, and Direct Mail. Prior to her role as CMO, Amy was the Senior Vice President of Merchandising & Marketing for Staples, Inc. In addition, Amy spent almost a decade in positions of increasing seniority in Merchandising for Staples.com, StaplesAdvantage.com, and Staples’ Retail. Amy started her career with Staples 14 years ago in Corporate Strategy. Before joining Staples, Amy was a Vice President at the strategy consulting firm Kaiser Associates. She received her undergraduate degree from Bowdoin College, where she majored in Economics and Mathematics, and received her MBA, graduating with honors, from Harvard Business School.
We believe that Ms. Vanden-Eykel is qualified to serve as a director based on her perspective and experience as an executive and her deep knowledge and experience of marketing programs, operations and strategy.
Jacob Best	Director Since: 2017 Age: 37 Committees: Comp (Chair), Audit Independent Director

Jacob Best has served as a member of our Board of Directors since August 2017. He has been a Director at H&F since 2016. Prior to joining H&F, Mr. Best worked as the Chief of Staff at Emdeon, a healthcare technology business, in 2013 and the Head of Medical Networks at Grand Rounds, a provider of tech-enabled interaction platforms to doctors and patients, from 2014 to 2016. From 2009 to 2012, Mr. Best was an Associate at H&F and previously worked at Bain & Company in New York. Mr. Best currently serves as a director of Medline, a manufacturer and distributor of medical surgical equipment. He was formerly a director of Associated Materials, a manufacturer and distributor of external building materials, from 2016 to 2020, a director of Goodman Global, a manufacturer and distributor of HVAC equipment, in 2012 and a director of Ellucian, a provider of software to higher education institutions, in 2012. Mr. Best received a BA in Human Biology from the University of Virginia and an MBA from the Stanford Graduate School of Business where he was an Arjay Miller Scholar.
We believe that Mr. Best is qualified to serve as a director based on his experience as an executive and investor, and knowledge of the industry in which we operate.

Snap One Holdings Corp. 2022 Proxy Statement	13

Controlled Company
An affiliate of H&F beneficially owns more than 50% of our common stock and voting power. Under certain provisions of our amended and restated bylaws (“Bylaws”) and our Stockholders Agreement (as defined below and described in the section entitled “Related Party Agreements and Transactions — Stockholders Agreement”), H&F and its affiliated entities are entitled to nominate at least a majority of the total number of directors comprising our Board. As a result, we are a “controlled company” as that term is set forth in Section 5615(c)(1) of the Nasdaq rules.
Under the Nasdaq corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) the requirement that our director nominations be made, or recommended to our full Board, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process. While we have the right to do so, we do not currently utilize any of these exemptions to the independence requirements imposed by the Nasdaq rules.
Nomination Rights
The Company is a party to a Stockholders Agreement with H&F and certain other stockholders, including certain officers, directors and employees of the Company (“Stockholders Agreement”). The Stockholders Agreement provides that, H&F has the right to nominate the number of directors to our Board described below (such persons nominated by H&F, the “H&F nominees”). H&F has the right to nominate a number of nominees equal to (x) the total number of directors comprising our Board at such time, multiplied by (y) the percentage of our outstanding common stock held from time to time by H&F, rounded up to the nearest whole number. For so long as we have a classified board, the H&F nominees must be divided by H&F as evenly as possible among the classes of directors. Pursuant to the Stockholders Agreement, for so long as H&F has the right to nominate any persons to our Board, (i) we will include the H&F nominees on the slate that is included in our proxy statements relating to the election of directors of the class to which such persons belong and provide the highest level of support for the election of each such persons as we provide to any other individual standing for election as a director, and (ii) we will include on the slate that is included in our proxy statement relating to the election of directors only (x) the H&F nominees, and (y) the other nominees (if any) nominated by our Board’s nominating and corporate governance committee. In addition, H&F and certain other stockholders have agreed with the Company to vote in favor of the Company slate that is included in our Proxy Statement.
Messrs. Ragatz and Best and Dr. Neal were nominated by H&F to serve on our Board pursuant to the Stockholders Agreement.
Removal of Directors; Vacancies
Our Certificate of Incorporation and Bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board; however, if at any time H&F owns at least 40% in the Company’s voting power entitled to vote generally in the election of directors, the stockholders may also fix the number of directors pursuant to a resolution adopted by the stockholders. Subject to certain exceptions described in this section below with respect to our Stockholders Agreement, newly created director positions resulting from an
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increase in size of the Board and vacancies may be filled by our Board of Directors or our stockholders; provided, however, that at any time when H&F beneficially owns less than 40% in voting power of the stock of our Company entitled to vote generally in the election of directors, such vacancies shall be filled by our Board (and not by the stockholders).
Additionally, any or all of the directors may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all then outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class; provided, however, that at any time when H&F beneficially owns, in the aggregate, less than 40% in voting power of the then outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of the stock of the Company entitled to vote thereon, voting together as a single class.
In the event that a H&F nominee ceases to serve as a director for any reason (other than the failure of our stockholders to elect such individual as a director), the persons entitled to designate such nominee director under the Stockholders Agreement are entitled to appoint another nominee to fill the resulting vacancy. For additional information about the Stockholders Agreement, see the section entitled “Related Party Agreements and Transactions — Stockholders Agreement.”
Board Independence
Pursuant to the corporate governance listing standards of the Nasdaq, a director employed by us cannot be deemed to be an “independent director.” Each other director will qualify as “independent” only if our Board affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.
Our Board has determined each of our directors are “independent” in accordance with the Nasdaq rules, other than Mr. Heyman, who serves full-time as our Chief Executive Officer. In making its independence determinations, our Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. At least annually, the Board evaluates all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director meets the independence standards of Nasdaq, the SEC, and our applicable committees.
Leadership Structure
Our Board does not have a policy that the roles of Chief Executive Officer and Chairperson of the Board be either combined or separated, because the Board believes this determination should be made based on the best interests of the Company and its stockholders at any point in time based on the facts and circumstances then facing our Company. Currently, our leadership structure separates the roles of Chief Executive Officer and Chairperson of the Board with Mr. Heyman serving as our Chief Executive Officer and Mr. Ragatz serving as our non-executive Chairperson of the Board. We believe that this structure is appropriate as it provides Mr. Heyman with the ability to focus on our
Snap One Holdings Corp. 2022 Proxy Statement	15

day-to-day operations while allowing Mr. Ragatz to lead our Board in its fundamental role of providing advice to and oversight of management. Mr. Ragatz qualifies as independent under applicable rules and regulations of the SEC and Nasdaq.
Board Committees
The Board’s standing committees consist of an Audit and Risk Management Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these Committees is subject to its own charter, approved by our Board, copies of which can be found on our website at https://investors.snapone.com/. Our Board may from time to time establish other committees.
Name	Independent	Audit & Risk Management	Compensation	Nominating and Corporate Governance
Erik Ragatz (Chair)	●		M	C
Jacob Best	●	M	C
John Heyman
Annmarie Neal	●		M	M
Martin Plaehn	●			M
Adalio Sanchez	●	M	M
Amy Steel Vanden-Eykel	●			M
Kenneth R. Wagers III	●	C
● = Independent	M = Member	C = Chair
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Audit and Risk Management Committee		Meetings in 2021: 5
Kenneth R. Wagers III (Chair)	Jacob Best	Adalio Sanchez

Primary Responsibilities
The purpose of the Audit and Risk Management Committee is to prepare the Audit and Risk Management Committee report required by the SEC to be included in our Proxy Statement and to assist our Board in overseeing and monitoring:
(1)
the quality and integrity of our financial statements, including oversight of our accounting and financial reporting processes, internal controls and financial statement audits;

(2)
our compliance with certain legal and regulatory requirements;

(3)
our independent registered public accounting firm’s qualifications, performance and independence;

(4)
our corporate compliance program, including our code of conduct and anti-corruption compliance policy and investigating possible violations thereunder;

(5)
our risk management policies and procedures; and

(6)
the performance of our internal audit function.

The members of our current Audit and Risk Management Committee are Messrs. Best, Sanchez and Wagers (who serves as the Chair). Messrs. Sanchez and Wagers qualify as independent directors under the Nasdaq corporate governance standards and independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934 (“Exchange Act”). The Company is relying on a transition period permitted to newly public companies during the first year following their IPO by Rule 10A-3 to exempt it from having an Audit and Risk Management Committee made up entirely of directors who meet the enhanced independence requirements of Rule 10A-3. The Board expects Mr. Best to transition off the Audit and Risk Management Committee before the expiration of such transition period. The Company does not believe that reliance on this exemption has or would materially adversely affect the ability of the Audit and Risk Management Committee to act independently and to fulfill all of such Committee’s duties and obligations. Our Board has determined that Messrs. Wagers, Best and Sanchez each qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under Nasdaq rules.

Snap One Holdings Corp. 2022 Proxy Statement	17

Compensation Committee			Meetings in 2021: 2
Jacob Best (Chair)	Erik Ragatz	Annmarie Neal	Adalio Sanchez

Primary Responsibilities
The purpose of the Compensation Committee is to assist our Board in discharging its responsibilities relating to:
(1)
preparing the Compensation Committee report required to be included in our Proxy Statement under SEC rules and regulations;

(2)
setting our compensation program and the compensation of our executive officers and directors; and

(3)
administering our incentive and equity-based compensation plans.

The members of our current Compensation Committee are Dr. Neal, Mr. Ragatz, Mr. Sanchez and Mr. Best, who serves as the Chair. The Board has determined that each of Dr. Neal, Mr. Ragatz, Mr. Sanchez and Mr. Best meet the independence qualifications applicable to members of a compensation committee under the Nasdaq corporate governance standards.
The Compensation Committee has the authority under its charter to engage outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged Korn Ferry to advise it with respect to fiscal year 2022. Our management engaged Korn Ferry to act as the Company’s outside compensation consultant during the fiscal year ended December 31, 2021 (“fiscal year 2021”) to advise on executive, employee and director compensation and broad-based plans that do not discriminate in scope, terms, or operation, in favor of our executive officers or directors, and that are available generally to all salaried employees. The Compensation Committee expects Korn Ferry to advise it with respect to similar subjects during the fiscal year ending December 30, 2022 (“fiscal year 2022”).
Neither Korn Ferry nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. Our management evaluated whether any work provided by Korn Ferry raised any conflict of interest for services performed during 2021 and determined that it did not.

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Nominating and Corporate Governance Committee			Meetings in 2021: 2
Erik Ragatz (Chair)	Annmarie Neal	Martin Plaehn	Amy Steel Vanden-Eykel

Primary Responsibilities
The purpose of our Nominating and Corporate Governance Committee is to assist our Board in discharging its responsibilities relating to:
(1)
identifying individuals qualified to become new Board members, consistent with criteria approved by the Board;

(2)
reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next Annual Meeting;

(3)
identifying Board members qualified to fill vacancies on any Board committee and recommending that the Board appoint the identified member or members to the applicable committee;

4)
reviewing and recommending to the Board corporate governance principles applicable to us;

(5)
overseeing the evaluation of the Board and management; and

(6)
handling such other matters that are specifically delegated to the committee by the Board from time to time.

We have a Nominating and Corporate Governance Committee consisting of Dr. Neal, Mr. Plaehn, Ms. Vanden-Eykel and Mr. Ragatz, who serves as the Chair, all of whom qualify as independent directors under the Nasdaq corporate governance standards.

Board and Committee Meetings
The Board held 15 Board and committee meetings during fiscal year 2021. Note that some of our committees were not created until after the Company’s IPO in July 2021. Each director attended at least 75% of the meetings of the Board and committees on which such director served in fiscal year 2021 and which were held during the period such director served. Members of our Board are encouraged to attend our annual meetings of stockholders. We did not hold an annual meeting of stockholders last year.
Snap One Holdings Corp. 2022 Proxy Statement	19

Board Diversity Matrix
The table below provides certain highlights of the composition of our Board members and nominees as of March 21, 2022. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).
Total Number of Directors:	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	2	6	—	—
Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—
Stockholder Recommendations of Director Candidates
Stockholders who would like to recommend a director candidate for consideration by our Nominating and Corporate Governance Committee must send notice to Snap One Holdings Corp., Attn: Corporate Secretary,11734 S. Election Road Draper, Utah 84020, by registered, certified or express mail, and provide us with a brief biographical sketch of the recommended candidate, a document indicating the recommended candidate’s willingness to serve if elected, and evidence of the stock ownership of the person recommending such candidate. The Nominating and Corporate Governance Committee or its chair will then consider the recommended director candidate in accordance with the same criteria applied to other director candidates, including those described in our corporate governance guidelines and the charter of the Nominating and Corporate Governance Committee.
Compensation Committee Interlocks and Insider Participation
Compensation decisions are made by our Compensation Committee. None of our current or former executive officers or employees currently serves, or has served during our last completed fiscal year, as a member of our Compensation Committee and, during that period, none of our executive officers served as a member of a compensation committee (or committee serving an equivalent function) of any other entity whose executive officers served as a member of our Board.
We have entered into certain agreements with affiliates of H&F described in the section entitled “Related Party Agreements and Transactions — Stockholders Agreement.” While Messrs. Best and Ragatz and Dr. Neal are affiliated with H&F, they do not have a material interest in our transactions with H&F.
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Policy Against Speculative Trading, Hedging and Pledging
Our Insider Trading Policy regarding securities trades by Company officers, directors and employees and any other persons the Company determines should be subject to the policy, such as contractors and consultants (collectively, “Company Personnel”) prohibits Company Personnel, as well as their family and/or household members, from directly or indirectly trading in options, warrants, puts and calls or similar instruments of the Company’s securities or selling such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery). In addition, such persons are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities. Furthermore, our Insider Trading Policy generally prohibits such persons from purchasing Company securities on margin or pledging Company securities without pre-clearance from the Company’s Chief Legal Officer or his designee.
Environmental, Social and Governance Highlights
Snap One aims to continue to develop Environmental, Social and Governance (“ESG”) policies focused on protecting the environment, promoting social equity, and exemplifying good governance. We believe that such policies align with our mission to make lives more enjoyable, connected, and secure, and that continuously striving to improve our ESG practices will help us attract new employees, customers and investors.
Environmental
Snap One recognizes and embraces the role we have in protecting the environment in the communities where we live and work and our Partners’ end customers’ communities. By way of reaffirming our corporate ownership of environmental stewardship, we prioritize responsible waste management and energy conservation including the following initiatives:
•
Reduce, Re-use, Recycle Initiative started in 2020 to reduce waste at distribution centers: The majority of our inbound ocean freight master pack boxes are re-used for outbound shipping, and boxes that cannot be re-used are recycled, using baling machines at each site for efficient consolidation and easier delivery to recyclers.

•
Packing Material Re-Use (Hebron, KY): We started a pilot project to re-use cardboard boxes as packing material by using a cardboard perforator to convert cardboard to paper mesh netting that replaces bubble wrap and air bags; also reducing the amount of cardboard Snap One pays other companies to recycle.

•
OvrC/4Sight platforms: Our use of these platforms conserve energy by reducing the need for Partner site visits to end customers and enables end customers to more easily manage their power consumption.

Social
We are committed to attracting, developing and retaining a highly qualified, diverse and dedicated work force that encourages and fosters safety, innovation, employee development, and open communication. We believe that fair and equitable pay is an essential element of any successful organization, and we offer competitive pay to attract, motivate and retain exceptional talent, as well as a comprehensive benefits package to provide for the health, welfare and retirement needs of our employees.
Snap One Holdings Corp. 2022 Proxy Statement	21

Diversity, Equity and Inclusion
We promote a workplace culture of inclusiveness, dignity and respect for all employees as well as a safe, appropriate, and productive work environment. Our policies and initiatives include:
•
Equal Employment Opportunity and Commitment to Diversity Policy: We commit to make all employment-related decisions, to recruit and hire individuals and to conduct all personnel actions without regard to race, color, national origin, genetic information, gender identity, religion, age, sex, sexual orientation, disability, veteran status and/or any other status or condition; and also prohibit unlawful harassment and discrimination at our work facilities, as well as off-site.

•
Diversity, Equity and Inclusion (DEI) Council. We created an employee-sponsored DEI Council to promote our shared vision of equality and belonging that facilitates community outreach, development workshops, and team member inclusion groups. We also created a Women in Tech group that focuses on education and awareness and hosts outside speakers, book clubs and mentoring programs for employees and our Partners.

•
Community Involvement: Snap One participates, both directly and through its support of an employee-run non-profit organization 4Thought, in various philanthropic initiatives including supporting and raising funds for CMS foundation, AAPI LGBTQ youth, fighting homelessness and providing scholarships for students of color interested in coding.

Employee Engagement
Snap One recognizes that engaged and enabled employees are better at home, in their communities and in our Company. With this in mind, we strive to create a culture and environment in which our employees thrive. Additionally, we support our employees in meeting their career goals through a range of development tools, resources and opportunities, including providing: a Company-wide employee recognition platform, open forums with executives through periodic Town Hall meetings, performance reviews and feedback between employees and managers, and employee management surveys to hear employees’ perspectives and measure employee satisfaction and the impact of our human capital management initiatives and programs.
Governance
Business Ethics
Snap One is committed to high standards of ethical, moral and legal business conduct, including the following policies and initiatives:
•
Partner Code of Conduct: We have high expectations of our vendors and require that they adhere to various standards of conduct with respect to legal compliance, anti-corruption and bribery, fair competition, intellectual property, privacy and information security, anti-discrimination, and global trade laws and regulations, including prohibition of slavery, child labor or human trafficking in any part of the supply chain.

•
Employee Code of Business Conduct and Ethics: Employees’ business dealings are subject to high ethical standards for honesty, integrity and appropriate care with respect to conflicts of interest, fair competition, confidentiality, fair dealings with business partners and customers, political contributions, payments to government personnel, and insider trading. All employees undergo training for insider trading and sign off on all Employee Handbook provisions regarding our ethical standards including anti-retaliation, and the reporting of misconduct.

•
Whistleblower Hotline. We believe open, honest communications are the expectation, not the exception. To align with that goal, we employ an independent third-party dedicated Whistleblower Hotline, to encourage employees and others to report suspected breaches of our Code of Conduct and any illegal or unethical activity, including fraud, abuse and other misconduct in the workplace, while cultivating a positive work environment.

Code of Business Conduct and Ethics
We adopted a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all employees, executive officers and directors that addresses legal and ethical issues that may be encountered in carrying out their duties
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and responsibilities, including the requirement to report any conduct they believe to be a violation of the Code of Conduct. The Code of Conduct is available on our website, https://investors.snapone.com/. If we ever were to amend or waive any provision of our Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our website set forth above rather than by filing a Form 8-K.
The Board and Risk Oversight
The Board has extensive involvement in the oversight of risk management related to us and our business. Our Chief Executive Officer and other executive officers regularly report to the Board, as well as the Audit and Risk Management, the Compensation, and the Nominating and Corporate Governance Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. Through its regular meetings with management, including the finance, legal, information technology, and internal audit functions, the Audit and Risk Management Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk, including with respect to cybersecurity, and the appropriate mitigating factors. The internal audit function reports functionally and administratively to our Chief Financial Officer and directly to the Audit and Risk Management Committee. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Nominating and Corporate Governance Committee is responsible for managing risks associated with the independence of the Board. The Board has also recently established an ESG Committee to assist the Board in fulfilling its oversight responsibilities regarding ESG matters including: environmental, health and safety, corporate social responsibility, sustainability, philanthropy, corporate governance, reputation, diversity, equity and inclusion, community issues, political contributions and other public policy matters relevant to the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board keeps itself regularly informed regarding such risks through committee reports and otherwise.
Non-Employee Director Compensation
Non-Employee Director Compensation Program
For fiscal year 2021, director compensation and equity award grants for service on our Board were limited to directors not affiliated with H&F or employed by the Company; Kenneth R. Wagers III, Martin Plaehn, Adalio Sanchez, and Amy Steel Vanden-Eykel (each a “Non-Employee Director).
Effective upon the consummation of our IPO on July 30, 2021, our Board of Directors approved a Non-Employee Director compensation program. Under the new program, each Non-Employee Director receives an annual retainer of  $200,000, consisting of an annual cash retainer of  $75,000 payable in quarterly installments and an additional $125,000, which is paid in the form of an equity-based award, that vests in its entirety one year from the date of the grant. This plan also provides for the following additional cash stipends to our Non-Employee Directors for service on our Committees:
	Chairman	Other Members
Audit and Risk Management	$25,000	10,000
Compensation	$15,000	$7,500
Nomination & Corporate Governance	$15,000	$7,500
Snap One Holdings Corp. 2022 Proxy Statement	23

Actual Director Compensation for 2021
Prior to the adoption of the Non-Employee Director compensation program, each of our Non-Employee Directors was entitled to receive an annual cash retainer of  $75,000 for serving as a director, and Mr. Wagers was also entitled to receive an additional annual retainer of  $25,000 for serving as chair of our Audit and Risk Management Committee. Mr. Sanchez and Ms. Vanden-Eykel were granted 6,366 and 5,788 restricted stock units (“RSUs”) respectively on July 27, 2021. Messrs. Wagers and Plaehn were also granted 2,476 RSUs each on September 9, 2021. 100% of such RSUs will vest upon the first anniversary of such grants.
In addition, Messrs. Wagers and Plaehn received restricted stock awards on July 27, 2021 in exchange for their equity in Crackle Holdings, LP (the “Former Parent”) prior to the IPO. In this exchange, Mr. Wagers received 7,124 restricted stock awards and Mr. Plaehn received a total of 11,873 restricted stock awards.
Our directors are also reimbursed for reasonable travel and related expenses associated with attendance at Board or Committee meetings. The following table provides summary information concerning compensation paid or accrued by us on behalf of our Non-Employee Directors for services rendered to us during fiscal year 2021.
2021 Director Compensation Table
Name	Fees Paid In Cash ($)	Stock Awards ($) [1]	Total $
Erik Ragatz	[2]	[2]	—
Jacob Best	[2]	[2]	—
Annmarie Neal	[2]	[2]	—
Adalio Sanchez	49,847[3]	114,588[4]	164,435
Amy Steel Vanden-Eykel	41,250[5]	104,184[6]	145,434
Martin Plaehn	82,500[7]	52,070[8]	134,570
Kenneth R. Wagers III	100,000[9]	52,070[10]	152,070

[1]
Amounts included in this column reflect the aggregate grant date fair value of RSUs granted in 2021, calculated in accordance with ASC Topic 718. The assumptions used in the valuation are discussed in Equity Agreements and Incentive Equity Plans to our audited consolidated financial statements contained in our 2021 Annual Report. As of December 31, 2021, the following table shows the aggregate number of outstanding unvested RSUs and unvested restricted stock held by each of the Directors:

Name	Outstanding RSUs	Unvested Restricted Stock
Erik Ragatz	—	—
Jacob Best	—	—
Annmarie Neal	—	—
Adalio Sanchez	6,366	—
Amy Steel Vanden-Eykel	5,788	—
Martin Plaehn	2,476	7,125
Kenneth R. Wagers III	2,476	4,750
None of the directors had any outstanding Options.
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[2]
Erik Ragatz, Jacob Best, and Annmarie Neal did not receive any compensation as directors during fiscal year 2021.

[3]
Mr. Sanchez received an annual cash retainer of  $41,097 for serving as director, a cash retainer of  $5,000 per year for serving on our Audit and Risk Management Committee, and a cash retainer of  $3,750 per year for serving on our Compensation Committee prorated for the part of the year the Non-Employee Director compensation program was in effect.

[4]
Consists of 6,366 RSUs granted on July 27, 2021.

[5]
Ms. Vanden-Eykel an annual cash retainer of  $75,000 for serving as director and an additional cash retainer of $7,500 per year for serving on our Nominating and Governance Committee, prorated for the part of the year the Non-Employee Director compensation program was in effect.

[6]
Consists of 5,788 RSUs granted on July 27, 2021.

[7]
Mr. Plaehn received a quarterly fee of  $18,750 for serving as a director until our new Non-Employee Director compensation program came into effect in connection with our IPO. After such program was adopted, Mr. Plaehn received an annual cash retainer of  $75,000 for serving as director and an annual cash retainer of  $7,500 per year for serving on our Nominating and Governance Committee, prorated for the part of the year the Non-Employee Director compensation program was in effect.

[8]
Consists of 2,476 RSUs granted on September 9, 2021.

[9]
Mr. Wagers received a quarterly fee of  $18,750 for serving as a director and a quarterly fee of  $6,250 for serving as chair of our Audit and Risk Management Committee, in each case until our new Non-Employee Director compensation program came into effect in connection with our IPO. After such program was adopted, Mr. Wagers received an annual cash retainer of  $75,000 for serving as director and an annual cash retainer of  $25,000 for serving as chair of our Audit and Risk Management Committee, in each case prorated for the part of the year the Non-Employee Director compensation program was in effect.

[10]
Consists of 2,476 RSUs granted on September 9, 2021.

Non-Employee Director Stock Ownership Guidelines
We have adopted stock ownership guidelines for our Non-Employee Directors in order to better align our eligible directors’ financial interests with those of our stockholders by requiring such directors to own a minimum level of our shares. Each of our Non-Employee Directors is required to own stock in an amount equal to five times the amount of the annual cash retainer (excluding committee retainers) within five years of becoming subject to the guidelines.
Snap One Holdings Corp. 2022 Proxy Statement	25

Directors Deferral Plan
Our Board has adopted the Directors Deferral Plan (“Directors Deferral Plan”). All directors who are not our employees or employed by any of our subsidiaries are eligible to participate in the Directors Deferral Plan.
Deferral Elections. Under the terms of the Directors Deferral Plan, our non-employee directors may elect to defer all or a portion of shares issued upon settlement of their RSUs in the form of deferred stock units credited to an account maintained by us. Deferred stock units will be awarded from, and subject to the terms of the 2021 Equity Incentive Plan. Each deferred stock unit represents the right to receive a number of shares of our common stock equal to the number of deferred stock units initially credited to the director’s account plus the number of deferred stock units credited as a result of any dividend equivalent rights (to which deferred stock units initially credited to a director’s account are entitled).
Settlement of Deferred Stock Units. Directors may elect that settlement of deferred stock units be made or commence on (i) the first business day in a year following the year for which the deferral is made, (ii) following termination of service on our Board or (iii) the earlier of  (i) or (ii). Directors may elect that deferred stock units be settled in a single one-time distribution or in a series of up to 15 annual installments. In addition, deferred stock unit accounts will be settled upon a Change in Control (as defined in the 2021 Annual Incentive Plan) or upon a director’s death.
Administration; Amendment and Termination. Our Compensation Committee administers the Directors Deferral Plan. The Directors Deferral Plan or any deferral may be amended, suspended or, discontinued by our Compensation Committee at any time in the Compensation Committee’s discretion but no such amendment, suspension or discontinuance may reduce any director’s accrued benefit, except as required to comply with applicable law. Our Compensation Committee may terminate the Directors Deferral Plan at any time, as long as the termination complies with applicable tax and other requirements.
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Executive Compensation
Compensation Discussion and Analysis
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements regarding Compensation Discussion and Analysis. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation.
Compensation Strategy
Attracting and rewarding the best talent creates a competitive edge for Snap One. Cultivating a result-oriented culture focused on advancement and retention ensures Snap One continues to be the best place to work in our industry. Our competitive total rewards anchor on the following key programs: market-competitive retirement and healthcare benefits, market-competitive base pay plus annual incentives, and an attractive long-term equity incentive program for our leaders. We believe high performance should be rewarded through differentiation of merit, incentive, and equity awards, and because diverse teams are the most successful teams, we will strive to deliver total rewards programs that support diversity and create programs to ensure equitable pay.
Snap One Holdings Corp. 2022 Proxy Statement	27

Practices in Executive Compensation
What We Do	What We Do Not Do

(1)
Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish our compensation practices.

(2)
Retain an Independent Compensation Advisor. For fiscal years 2021 and 2022, the Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management.

(3)
Annual Executive Compensation Review. At least annually, the Compensation Committee conducts a review of our compensation strategy.

(4)
Compensation At-Risk. A significant portion of our executive officers’ compensation is “at risk” based on corporate performance (equity-based), to align the interests of our executive officers and stockholders.

(5)
No Retirement Plans Other than the 401(k) Plan. We do not offer defined benefit pension plans or any nonqualified deferred compensation plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our 401(k) retirement savings plan on the same basis as our other employees.

(6)
Permit Hedging or Pledging. We prohibit our executive officers, certain designated employees, and the non-employee members of our Board from hedging or pledging our securities without the pre-approval of our Audit and Risk Management Committee.

(7)
No Special Welfare or Health Benefits. We do not provide our executive officers with any welfare or health benefit programs, other than participation in our broad-based employee programs.

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Executive Officer Biographies
Named Executive Officers
Our principal executive officer and our two other most highly compensated executive officers as of December 31, 2021 for services rendered for fiscal year 2021, are consider the named executive officers or “NEOs.” In fiscal year 2021, the Company’s “NEOs” include John Heyman, Chief Executive Officer, Michael Carlet, Chief Financial Officer, and Jeff Hindman, Chief Revenue Officer.
John Heyman	Mike Carlet	Jeff Hindman

Chief Executive Officer	Chief Finance Officer	Chief Revenue Officer
John Heyman, Chief Executive Officer, Director
See Mr. Heyman’s full biography in the “Governance — Board of Directors” section above.
Michael Carlet, Chief Financial Officer
Michael Carlet has served as our Chief Financial Officer since 2014. Prior to joining Snap One, Mr. Carlet served as Chief Operating Officer and Chief Financial Officer of the automotive division of Sears Holdings from 2013 to 2014. Prior to Sears, Mr. Carlet spent over 15 years with Driven Brands, Inc., the parent company of Meineke Car Care Centers, Inc., Maaco Franchising, Inc. and other automotive franchise brands, where he served as Chief Financial Officer from 2002 to 2013 and as Controller from 1997 to 2000. He began his career in public accounting with Ernst & Young. Mr. Carlet received his BA in Accounting from the Catholic University of America, and his MBA from Wake Forest University School of Business.
Jeffrey Hindman, Chief Revenue Officer
Jeffrey Hindman has served as our Chief Revenue Officer since 2019. He joined Snap One in 2016 as President of New Markets and became Executive Vice President of Sales and Marketing in 2018. Prior to Snap One, Mr. Hindman served eight years with Radiant Systems, Inc. and ultimately NCR Corporation (an enterprise technology provider for restaurants, retailers, and banks, which acquired Radiant in 2011) in a variety of roles, most recently as General Manager of NCR’s Hospitality SMB division. Prior to Radiant, Mr. Hindman was a consultant with McKinsey & Company and a technology investment banker with J.P. Morgan. Mr. Hindman received his BSE in Mechanical Engineering from Duke University and his MBA from Harvard Business School.
Snap One Holdings Corp. 2022 Proxy Statement	29

Other Executive Officers
Jeff Dungan	G Paul Hess	JD Ellis

Chief Operations Officer	Chief Product Officer	Chief Legal Officer
Jefferson Dungan, Chief Operations Officer
Jefferson Dungan has served as our Chief Operations Officer since we completed the acquisition of Control4 in August 2019. From 2006 to August 2019, Mr. Dungan held leadership positions at Control4 in Product Marketing, IT, Operations and Business Development; most recently serving as Senior Vice President, Operations and Business Development. Mr. Dungan also led Control4’s acquisitions of Leaf, PakEdge and Triad. Prior to Control4, Mr. Dungan held senior positions at HP, Celestica and BEA. Mr. Dungan received his BA in Electrical Engineering and Computer Science from Colorado State University.
G Paul Hess, Chief Product Officer
G Paul Hess has served as our Chief Product Officer since 2019 and has held senior positions in product development, product management and marketing since joining Snap One in 2010. Prior to Snap One, Mr. Hess led regional and national sales roles for ELAN Home Systems, now part of Nice S.p.A., a residential control and audio-video manufacturer, from 2003 to 2010. Prior to ELAN, Mr. Hess worked in audiovisual retail sales before transitioning to co-ownership of a smart home dealership focused on upscale and estate smart home projects. Mr. Hess received his BS in Business Administration and International Marketing from the University of Louisville.
JD Ellis, Chief Legal Officer
JD Ellis has served as our Chief Legal Officer since August 2019 and led our Human Resources department from February 2020 to June 2021. Prior to joining Snap One, Mr. Ellis worked at Control4 Corporation from 2010 to August 2019, including as General Counsel and head of Human Resources from April 2018 to August 2019 and as Associate General Counsel from 2010 to March 2018. Prior to Control4, Mr. Ellis served as in-house legal counsel to Ivanti (formerly LANDesk Software) from 2007 through the company’s acquisition by Emerson Electric in 2010. Mr. Ellis received his BS in Economics from Brigham Young University and his JD from Georgetown University.
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Summary Compensation
The following table provides summary information concerning compensation earned by NEOs for services rendered in the fiscal year ended December 31, 2020 (“fiscal year 2020”) and fiscal year 2021.
2021 Summary Compensation Table
Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	Total ($)
John Heyman Chief Executive Officer	2021	710,684	—	8,050,177	672,210	2,345,864	11,778,935
	2020	648,352	491,833		487,500	37,089	1,664,774
Michael Carlet Chief Financial Officer	2021	380,506	—	2,609,809	270,084	637,130	3,897,529
	2020	334,431	236,146		188,438	46,710	805,725
Jeffrey Hindman Chief Revenue Officer	2021	360,506	—	2,609,809	289,771	640,620	3,900,705
	2020	334,431	236,146		188,438	16,275	775,200

[1]
The amounts reported represent the NEO’s base salary earned during fiscal year 2021. As further described in the Executive Employment Agreements — Base Salary section below, each NEO’s base salary was increased, effective January 1, 2021. The amounts reported herein were calculated using the NEO’s pre-increase base salary amount for the period of December 26, 2020 to December 31, 2020, and the NEO’s increased base salary amount for the period of January 1, 2021 to December 31, 2021.

[2]
Amounts reported in this column reflect the grant date fair value of the Leverage Replacement Options (as defined below) granted on July 27, 2021 to each of our NEOs, as further discussed under Executive Employment Agreements — Equity Awards below. The grant date fair values were computed in accordance with ASC 718 using a Black-Scholes valuation model or Monte Carlo valuation model. For information regarding the assumptions used in determining the value of these awards, please refer to Note 13 “— Equity Agreements and Incentive Equity Plans” to our consolidated financial statements for fiscal year 2021, which is included in our Annual Report on Form 10-K for fiscal year 2021 filed with the SEC.

In connection with the Equity Award Conversion, the Company granted options under the 2021 Equity Incentive Plan to all holders of Class B-1 Units (“Time-based Options”) and options to all holders of Class B-2 Units (“Market-based Options” and collectively with the Time-based Options, “Leverage Replacement Options”) which are intended to preserve the upside of the Class B-1 Units and Class B-2 Units as of immediately prior to the IPO that would otherwise have been lost as a result of the Equity Conversion. Recipients of the Leverage Replacement Options received both vested and unvested Leverage Replacement Options in the same proportion as their vested and unvested Class B-1 and Class B-2 Units held immediately prior to the IPO and upon the Equity Award Conversion.
[3]
The amounts reported in this column represent the bonus amount earned by the NEO under the Company’s 2021 Annual Incentive Plan.

[4]
For Mr. Heyman, amounts reported include Additional Payouts in lieu of TRA participation as described below, matching contributions to the Company’s 401(k) deferred compensation plan, reimbursement for equipment, integrator services and other costs in connection with the installation of Company products in his primary residence and reimbursement of Mr. Heyman’s share of storage and maintenance costs for an airplane in which he has a partial interest; for Mr. Carlet, amounts reported include Additional Payouts in lieu of TRA participation as described below, matching contributions to the Company’s 401(k) deferred compensation plan and reimbursement for equipment, integrator services and other costs in connection with the installation of Company products in his primary residence; and for Mr. Hindman, amounts reported include Additional Payouts in lieu of TRA participation as described below, matching contributions to the Company’s 401(k) deferred compensation plan, payment of membership fees for an executive leadership organization, and reimbursement for equipment, integrator services and other costs in connection with the installation of Company products in his primary residence.

Certain per-IPO owners, including these executive officers, that were not TRA Participants, received cash payments for their interest in lieu of their participation in the TRA, which was included as compensation expense. For information regarding the TRA, please see “Executive Compensation — Additional Cash Payments with Respect to Incentive Units in Lieu of Participation in the Tax Receivable Agreement” herein.
Snap One Holdings Corp. 2022 Proxy Statement	31

Executive Employment Agreements
John Heyman Employment Agreement
We entered into an employment agreement with Mr. Heyman, dated as of January 26, 2015, and amended and restated as of August 4, 2017, pursuant to which Mr. Heyman serves as our Chief Executive Officer, reporting to our Board. Mr. Heyman’s agreement provides for a base salary fixed by our Board (which was increased to $700,000 for 2021) and eligibility to receive an annual bonus under the Company’s Annual Incentive Plan, as determined in the sole discretion of our Board. Mr. Heyman’s employment agreement provided for an initial target bonus opportunity equal to 50% of base salary. For additional information with respect to Mr. Heyman’s annual bonus opportunity for 2021, see “Annual Bonuses: 2021 Annual Incentive Plan” below. Mr. Heyman’s employment agreement also provides that Mr. Heyman is entitled to be reimbursed for his reasonable costs (including storage and maintenance) for travel on a private airplane between his residence and the Company’s executive offices, up to an annual maximum of $150,000. See “Perquisites and Other Benefits” below for additional details on Mr. Heyman’s perquisites (including reimbursement for airplane costs). Mr. Heyman’s agreement has an initial term of five years until August 4, 2022 and will be renewed automatically for further one-year renewal terms unless either party gives notice of its intention not to renew the agreement at least 60 days before the expiration of the current term. Mr. Heyman’s agreement also provides for severance benefits in the event of termination of his employment in certain cases, as described below under “Severance.” Mr. Heyman’s employment agreement also subjects Mr. Heyman to the following restrictive covenants that apply during the term of his employment and for two years thereafter (“restricted period”): noncompetition, employee and consultant non-solicitation, and employee no-hire and non-interference covenants (prohibiting interference with the Company’s relationships with its business relations, such as current or prospective clients, customers, licensees, suppliers and vendors). His employment agreement also includes a perpetual confidentiality and mutual non-disparagement covenant, and an assignment of intellectual property covenant.
Michael Carlet Offer Letter
We entered into an offer letter agreement with Mr. Carlet (dated as of October 7, 2014, and amended as of August 4, 2017), pursuant to which Mr. Carlet serves as our Chief Financial Officer. Mr. Carlet’s agreement provides for a base salary fixed by our Board (which was increased to $375,000 for 2021), and eligibility to receive an annual bonus (with an initial target bonus opportunity of 30% of base salary) based on the achievement of individual and Company performance objectives. For additional information with respect to Mr. Carlet’s annual bonus opportunity for 2021, see “Annual Bonuses: 2021 Annual Incentive Plan” below” below. Mr. Carlet’s agreement also provides for severance benefits in the event of termination of his employment in certain cases, as described below under “Termination and Change in Control Provisions — Severance.”
Jeffrey Hindman Offer Letter
We entered into an offer letter agreement with Mr. Hindman (dated as of March 22, 2016, and amended as of August 4, 2017), pursuant to which Mr. Hindman currently serves as our Chief Revenue Officer. Mr. Hindman’s agreement provides for a base salary (which was increased to $355,000 for 2021) and eligibility to receive an annual bonus (with an initial target bonus opportunity of 50% of base salary) based on the achievement of individual and Company performance objectives. For additional information with respect to Mr. Hindman’s annual bonus opportunity for 2021, see “Annual Bonuses: 2021 Annual Incentive Plan” below. Mr. Hindman’s agreement also provides for severance benefits in the event of termination of his employment in certain cases, as described below under “Termination and Change in Control Provisions — Severance.”
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Non-Interference Agreement
Each of Messrs. Heyman, Carlet and Hindman also entered into separate non-interference agreements, which subject the executive officers to the following restrictive covenants that apply during the terms of their employment and for one year thereafter: non-competition, employee and consultant non-solicitation, employee no-hire and non-interference covenants (prohibiting interference with the relationship between the Company and its business relations, such as current or prospective clients, customers, licensees, suppliers and vendors). These non-interference agreements also include a perpetual confidentiality covenant and non-disparagement covenant, and an assignment of intellectual property covenant.
Base Salary
We provide each NEO with a base salary for the services that the executive officer performs for us. This constitutes a stable component of the total compensation while other compensation elements are variable. Base salaries are reviewed annually and may be increased based on the individual performance of the NEO, Company performance, any change in the executive’s position within our business, and/or the scope of his or her responsibilities and any changes thereto and/or comparative market data. In February 2021, as part of an annual review of executive compensation, our Board increased Mr. Heyman’s salary to $700,000 (an increase of 7.7%), Mr. Carlet’s salary to $375,000 (an increase of 11.9%) and Mr. Hindman’s salary to $355,000 (an increase of 6.0%). These increases were retroactive to January 1, 2021 and were awarded as part of an overall review of executive compensation based on market data for a comparator group of publicly traded companies comparable in size to the Company across several financial metrics and with similar products or sales channels.
Annual Bonuses: 2021 Annual Incentive Plan
In February 2021, our Board adopted the 2021 Annual Incentive Plan to strengthen the link between employee contributions and overall Company performance, reward contributions that directly support the Company’s achievement of annual business objectives, attract and retain critical talent necessary for the Company’s success, and provide the opportunity for significant compensation, based on Company and individual performance. The 2021 Annual Incentive Plan covers all bonus-eligible employees. Under this plan, each participating employee is assigned a target bonus amount which is determined by that employee’s position. For each participating employee, including our NEOs, 80% of their potential bonus is determined based on Company performance and 20% is based on their individual performance. The measure for assessing Company performance in 2021 is pre-bonus operating income. The measure for assessing individual performance is the degree to which employees achieve their annual goals defined at the beginning of the year; with the 100% individual performance payout threshold met when individuals reach 100% performance on their goals. For every approximately 1% increase in Company performance above 100% of the Company performance target, individuals’ Company performance payouts increase by approximately 2.35%. For every approximately 1% decrease in Company performance below 100% of the Company performance target, individuals’ Company performance payouts will decrease by approximately 5.0%. If the Company fails to reach 85% of its target performance, individuals will be eligible for 50% their achieved individual performance payout, if any. However, they will not receive any portion of their bonus that is based on Company performance. Our Board, in its discretion, may also award bonuses to our NEOs outside of the terms of the 2021 Annual Incentive Plan. The bonus amounts earned under the Company’s 2021 Annual Incentive Plan are reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.
Equity Awards
In fiscal year 2021, Messrs. Heyman, Carlet and Hindman received 1,393,372, 450,490 and 450,490 stock options, respectively (“Leverage Replacement Options”) under our 2021 Equity Incentive Plan, which are intended to preserve
Snap One Holdings Corp. 2022 Proxy Statement	33

the potential appreciation benefits of the Class B-1 Units and Class B-2 Units of our Former Parent (collectively, “Incentive Units”) as of immediately prior to the consummation of our IPO that would otherwise be lost as a result of the conversion of equity in our Former Parent to equity in the Company effectuated by our IPO on July 27, 2021 (the “Equity Conversion”). Holders of B-1 Units were granted “Time-based Options” and holders of B-2 Units were granted “Market-based Options.” The Leverage Replacement Options have an exercise price equal to $18.00, which was the IPO price per share of the Company’s common stock and a contractual term of ten years from the initial grant date of the related Incentive Unit. Recipients of the Leverage Replacement Options received both vested and unvested Leverage Replacement Options in the same proportion as their vested and unvested Incentive Units held immediately prior to the Equity Conversion.
Perquisites and Other Benefits
Under our Executive Product Experience Program, as a benefit and in order to provide improved developmental feedback on our solutions, executives at the level of Executive Vice President and above who install and use our products in their primary residence are eligible to receive up to $25,000 in such products, valued at our cost, without charge, and we will reimburse the executive for 75% of up to $25,000 in integrator services and other costs. In addition, each year thereafter the executive is eligible to receive Company beta products as available and up to $7,500 in new products, valued at our cost, without charge, and we will reimburse the executive for 70% of up to $5,000 in integrator services and other costs. An executive who voluntarily leaves the Company within 24 months after the initial installation must reimburse us for all costs for the products and services provided.
In addition, we reimburse Mr. Heyman for his pro rata share of the maintenance and storage costs of a private airplane in which he owns a 25% interest and for the reasonable costs of travel on such airplane for business purposes and travel between his residence and our executive offices, up to an annual maximum of  $150,000. We also pay a portion of the membership fees for Mr. Hindman to belong to an executive leadership organization and reimburse him for his travel expenses to attend the organization’s meetings. In addition, the executives, like all eligible Company employees, receive medical and dental and vision insurance benefits. We provide the following benefits to our NEOs, generally on the same basis provided to all of our employees: medical, dental and vision insurance, 401(k) plan, disability, life insurance, accidental death and dismemberment insurance; and health and dependent care flexible spending accounts.
In 2021, the Company reimbursed Messrs. Heyman $23,189 for travel costs, and Mr. Hindman $3,750 for membership fees related to his executive leadership organization.
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Outstanding Equity Awards Table
The following table provides information regarding outstanding equity awards made to our NEOs as of the end of fiscal year 2021.
		Option Awards					Stock Awards
Name	Grant Date	Number of Shares underlying unexercised options (#) unexercisable[1]	Number of Shares underlying unexercised options (#) exercisable[1]	Equity Incentive Plan Awards: Number of Shares underlying unexercised unearned options (#)[2]	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)[3]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[4]
John Heyman, CEO	10/23/2017	—	—	—	—	—	112,836	$2,278,583	395,916	$7,989,585
	8/28/2019	—	—	—	—	—	16,476	$347,314	19,395	$391,391
	7/27/2021	144,245	576,978		$18	10/23/2027
	7/27/2021	58,380	38,920		$18	8/1/2029
	7/27/2021			506,121	$18	10/23/2027
	7/27/2001			68,728	$18	8/1/2029
Mike Carlet, CFO	10/23/2017	—	—	—	—	—	34,643	$730,274	118,775	$2,503,777
	8/28/2019	—	—	—	—	—	6,539	$137,842	10,896	$229,688
	7/27/2021	44,286	177,143		$18	10/23/2027
	7/27/2021	23,167	15,445		$18	8/1/2029
	7/27/2021			151,837	$18	10/23/2027
	7/27/2021			38,612	$18	8/1/2029
Jeffrey Hindman, CRO	10/23/2017	—	—	—	—	—	34,643	$730,274	118,775	$2,503,777
	8/28/2019	—	—	—	—	—	6,539	$137,842	10,896	$229,688
	7/27/2021	44,286	177,143		$18	10/23/2027
	7/27/2021	23,167	15,445		$18	8/1/2029
				151,837	$18	10/23/2027
				38,612	$18	8/1/2029
[1]
These columns represent the vested and unvested Time-based Options granted to holders of Class B-1 Units which were intended to preserve the upside of the Class B-1 Units as of immediately prior to the IPO that would otherwise have been lost as a result of the Equity Conversion. These options are subject to the following vesting as follows: 20% of these options vest on the first anniversary of the Vesting Commencement Date, and an additional 10% vest every six months thereafter, subject to continued employment. The Vesting Commencement Date for each option grant is ten years prior to the Option expiration date. For additional information about the Leverage Replacement Options, see the section entitled “Executive Employment Agreements — Equity Awards.”

[2]
This column represents unvested Market-based Options granted to holders of Class B-2 Units, which were intended to preserve the upside of the Class B-2 Units as of immediately prior to the IPO that would otherwise have been lost as a result of the Equity Conversion. These options vest based upon the achievement of one or more of: (i) a total return hurdle, (ii) an average return hurdle and/or (iii) a volume-weighted average price hurdle, which are substantially the same as the previous market-condition vesting criteria. The vesting is subject to continued employment and will be forfeited if these hurdles, which include both market and performance conditions, are not achieved on or prior to February 4, 2024. For additional information about the Leverage Replacement Options see the section entitled “Executive Employment Agreements — Equity Awards,” and for

Snap One Holdings Corp. 2022 Proxy Statement	35

additional information about these vesting conditions see the section entitled “Executive Employment Agreements —  Restricted Stock Awards.”
[3]
These columns represent restricted stock awards that were converted as part of the IPO from time-vesting Class B-1 Units of our Former Parent. The Grant Date listed is the date the original award was made, the conversion to restricted stock awards occurred on July 27, 2021. The restricted stock awards issued in exchange for unvested Class B-1 Units were of commensurate value and did not result in any incremental fair value provided to the holders of such awards. The restricted shares of common stock that the holders received in exchange for their unvested Class B-1 Units are subject to the same vesting terms that applied to the Class B-1 Units prior to the Equity Award Conversion. 20% of the units vest on the first anniversary of the Vesting Commencement Date, and 10% vest every six months thereafter (commencing on the sixth-month anniversary of the initial vesting date and ending on the five-year anniversary of the Vesting Commencement Date), subject to continued employment through the applicable vesting dates. The “Vesting Commencement Date” is (i) the grant date with respect to the Class B-1 Units granted on October 23, 2017 and (ii) August 1, 2019 with respect to the Class B-1 Units granted on August 28, 2019. Dollar amounts in the adjacent column represent the value of the RSUs converted as part of the IPO from Class B-1 Units, based on the closing price of a share of our common stock on December 31, 2021 ($21.08 per share).

[4]
These columns represent restricted stock awards that were converted as part of the IPO from Class B-2 Units of our Former Parent. The Grant Date listed is the date the original award was made, the conversion to restricted stock awards occurred on July 27, 2021. Prior to the exchange for newly issued restricted stock awards, Class B-2 Units vested based upon the satisfaction of an explicit service period and a market condition. The restricted stock awards issued to replace the Class B-2 Units vest based upon achievement of one or more of: (i) a total return hurdle, (ii) an average return hurdle and/or (iii) a volume weighted average price hurdle, which are substantially the same as the previous market-condition vesting criteria of the Class B-2 Units. Although the restricted stock awards that replace the Class B-2 Units do not contain an explicit service condition, the vesting is subject to continued employment and will be forfeited if these hurdles, which include both market and performance conditions, are not achieved on or prior to February 4, 2024. For additional information about these vesting conditions see the section entitled “Executive Employment Agreements —  Restricted Stock Awards.” Dollar amounts in the adjacent column represent the value of the RSUs converted as part of the IPO from Class B-2 Units, based on the closing price of a share of our common stock on December 31, 2021 ($21.08 per share).

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Equity Compensation Plan Information
The following table summarizes securities available under our equity compensation plans as of December 31, 2021.
Equity Compensation Plans
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted average per share exercise price of outstanding options (b)	Number of Securities Remaining available under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,944,963[1]	$18.00[2]	4,555,037[3]
Equity compensation plans not approved by security holders	0	0	0
Total	5,944,963	$18.00[2]	4,555,037

[1]
On December 31, 2021, we had 5,555,058 outstanding options with a weighted-average exercise price of  $18.00 per share and 389,905 unvested RSUs under the 2021 Equity Incentive Plan that have been approved by the stockholders.

[2]
The weighted-average exercise price is calculated solely based on outstanding options.

[3]
The shares reserved under our 2021 Equity Incentive Plan shall be automatically increased on the first day of each fiscal year following the fiscal year in which this Plan was made effective by a number of shares of Common Stock equal to the lesser of  (i) the positive difference, if any, between (A) 4% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, minus (B) the remaining shares available for issuance pursuant to the Plan on the last day of the immediately preceding fiscal year (but in no case less than zero), and (ii) the number of shares of common stock as may be determined by the Board.

Restricted Stock Awards
Our Former Parent maintained the 2017 Incentive Plan until such plan was dissolved in connection with the IPO. Pursuant to such plan, our Former Parent granted Incentive Units to certain employees, directors and other service providers (including our NEOs) of our Former Parent and its subsidiaries. In connection with our IPO, all outstanding unvested Incentive Units, including those held by our NEOs, were replaced with newly issued restricted shares of our common stock on the basis of a ratio that takes into account the number of unvested Incentive Units held, the applicable distribution threshold applicable to such Incentive Units, and the value of distributions that the holder would have been entitled to receive had our Former Parent liquidated on the date of such replacement in accordance with the terms of the distribution “waterfall” set forth in the Former Parent’s Partnership Agreement. Vested Incentive Units were exchanged into shares of our common stock using the same formula. In addition, (i) the unvested restricted shares of our common stock that the NEOs received in respect of their unvested Class B-1 Units are subject to the same vesting terms that apply to the Class B-1 Units prior to the Equity Conversion, and (ii) the unvested restricted shares of our common stock that the NEOs received in respect of their Class B-2 Units vest based upon achievement of one or more of  (A) the Total Return Hurdle, (B) the Average Return Hurdle and/or (C) the VWAP Hurdle (each as defined below) (together, the “Class B Unit Achievement Hurdles”), as follows:
•
Total Return Hurdle: 100% of the restricted shares will vest in the event H&F receives cash proceeds in respect of its investment in the Company (i.e. cash distributions paid to H&F or cash proceeds received from the sale of any of its equity interests in the Company) that equal or exceed $1,399,409,115 in the aggregate (“Total Return Hurdle”). If the Total Return Hurdle is not achieved prior to or in connection with a change in control of the Company, all restricted shares will be forfeited for no consideration.

Snap One Holdings Corp. 2022 Proxy Statement	37

•
Average Return Hurdle: 100% of the restricted shares will vest upon an Exit Trade (as defined below) if the cash received in respect of the Sponsor Shares (as defined below) sold prior to and including the Exit Trade exceeds (a) the Price Target (defined as $25.25 per share of our common stock) multiplied by (b) the Sponsor Shares sold prior to and inclusive of the Exit Trade (“Average Return Hurdle”). In addition, upon each trade or other sale of Sponsor Shares following the Exit Trade, but prior to the time in which H&F ceases to hold any of the Initial Sponsor Shares, if the Average Return Hurdle is satisfied, 100% of restricted shares will vest. An “Exit Trade” is any trade or other sale of common stock issued to H&F in connection with the IPO in respect of Class A Units of our Former Parent held by H&F (each, a “Sponsor Share,” and the aggregate Sponsor Shares so received by the H&F, the “Initial Sponsor Shares”) following which H&F holds 10% or less of the Initial Sponsor Shares.

•
VWAP Hurdle: The restricted shares will also vest if certain volume weighted average price (“VWAP”) hurdles are achieved, as follows: prior to an Exit Trade, or following an Exit Trade to the extent such trade does not result in satisfaction of the Average Return Hurdle, if, during the period commencing on the earlier of  (a) the first anniversary of the IPO or (b) the first Exit Trade, and ending on February 4, 2024, the price per share of common stock, measured using a 30-day VWAP, is at least equal to the Price Target (the “VWAP Hurdle”), then: 42% of the restricted shares will vest on August 4, 2022 (or such later date on which the VWAP Hurdle is achieved), an additional 42% of the restricted shares will vest on August 4, 2023 (or such later date on which the VWAP Hurdle is achieved), and the remaining 16% of the restricted shares will vest on February 4, 2024.

Vesting with respect to the restricted shares received in respect of Class B-2 Units is subject to the NEOs’ continued employment through the applicable vesting dates. To the extent any such restricted shares have not vested on or prior to February 4, 2024, any such unvested restricted shares will be forfeited for no consideration.
Each of the NEOs was required to enter into a Non-Interference Agreement as a condition to receiving their respective Incentive Units, and the obligations under said agreement still applies to the restricted stock awards. Mr. Heyman was also required to reaffirm the restrictive covenants set forth in his employment agreement. For additional details on each NEO’s restrictive covenants, see “Employment Agreements” above. In the event a NEO materially breaches (and does not cure) his Non-Interference Agreement or, in the case of Mr. Heyman, the restrictive covenants set forth in his employment agreement, his vested and unvested restricted stock awards would be immediately forfeited.
Additional Cash Payments with Respect to Incentive Units in Lieu of Participation in the Tax Receivable Agreement
On July 29, 2021 in connection with our IPO, we executed a tax receivable agreement (the “TRA”) with certain pre-IPO owners, including H&F (the “TRA Participants”). The TRA provides for the payment by us to the TRA Participants of 85% of the amount of cash savings, if any, in U.S. federal, state, and local income tax that we actually realize, or are deemed to realize (calculated using certain assumptions), as a result of the utilization of such tax benefits, including certain tax benefits attributable to payments under the TRA. Holders of Incentive Units also received a cash payment equal to $0.12 per vested and unvested Class B-1 and Class B-2 Unit in lieu of participation in the TRA (the “Additional Payment”). For holders of Incentive Units at or above the Executive Vice President-level (including the NEOs):
•
Additional Payments payable with respect to unvested Class B-1 Units that are scheduled to vest by October 31, 2022 pursuant to the time-vesting schedule applicable to such Class B-1 Units as of immediately prior to the Equity Conversion were paid to such holder at the same time as the Equity Conversion. All other Additional Payments with respect to unvested Class B-1 Units are held in escrow, subject to the same vesting conditions as the restricted stock received in exchange for the Class B-1 Units, but such vesting schedule was accelerated by a certain number of days equal to number of days following the Equity Conversion to October 31, 2022.

•
Additional Payments with respect to any Class B-2 Units are held in escrow, subject to the same vesting conditions as the related performance-based restricted shares.

•
The Additional Payments received by the NEOs in 2021 are included in the amounts reported in the 2021 Executive Compensation Table.

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Termination and Change in Control Provisions
Severance
The employment agreement entered into with Mr. Heyman and offer letter agreements entered into with Mr. Carlet and Mr. Hindman each provide for severance benefits upon certain qualifying terminations of employment.
Under Mr. Heyman’s employment agreement:
•
If Mr. Heyman’s employment is terminated due to his death or disability, he (or his heirs) will be entitled to receive a pro-rated portion of his annual bonus for the year in which his employment is terminated, based on the number of days he was employed during the year, which will be payable at the same time annual bonuses for that year are payable to other active employees of the Company.

•
If Mr. Heyman’s employment is terminated by Mr. Heyman for good reason (as defined in his employment agreement) or by the Company without cause (as defined in his employment agreement), then the Company will pay Mr. Heyman (i) his base salary for twelve months after the date of termination (payable in installments, provided that this amount will be paid in a lump sum if the termination occurs within 30 days on or following a Sponsor Exit (as defined above)), and (ii) a pro-rated portion of his annual bonus for the year in which his employment is terminated, based on the number of days he was employed during the year, which will be payable at the same time annual bonuses for that year are payable to other active employees of the Company.

In addition, if Mr. Heyman elects to continue to participate in the Company’s health insurance plans following his termination, the Company will reimburse Mr. Heyman for the cost of his medical and dental insurance premiums, at the same rate the Company contributed to his insurance premiums as of the date of termination, until twelve months after the date of termination or, if earlier, the date Mr. Heyman begins new employment where he is offered participation in a group health plan. Such severance benefits are contingent upon Mr. Heyman’s execution and non-revocation of a general release of claims in favor of the Company, and continued compliance with the restrictive covenants set forth in his employment agreement. If the Company gives notice to Mr. Heyman that his employment is not to be extended for a renewal term at the expiration of the initial five-year term, and Mr. Heyman then resigns effective as of the expiration of the initial term and gives the Company notice of his resignation within 30 days after receipt of the Company’s notice of nonrenewal, the Company will continue to pay Mr. Heyman his base salary for six months after the date of termination, subject to Mr. Heyman’s execution and non-revocation of a general release of claims in favor of the Company, and continued compliance with the restrictive covenants set forth in his employment agreement.
Under Mr. Carlet’s offer letter, if Mr. Carlet’s employment is terminated by the Company without cause or by Mr. Carlet for good reason (as defined in his offer letter), the Company will pay Mr. Carlet his base salary for six months after the date of termination, subject to Mr. Carlet’s execution and non-revocation of a general release of claims in favor of the Company, and continued compliance with the restrictive covenants to which he is subject.
Under Mr. Hindman’s offer letter, if Mr. Hindman’s employment is terminated by the Company or by Mr. Hindman for good reason (as defined in the offer letter), the Company will pay Mr. Hindman severance in accordance with its severance guidelines, which would entitle Mr. Hindman to twelve months of base salary pursuant to the terms thereof, subject to his execution and non-revocation of a general release of claims in favor of the Company, and continued compliance with the restrictive covenants to which he is subject.
2021 Employee Stock Purchase Plan
Our Board adopted, and our stockholders approved, the 2021 Employee Stock Purchase Plan (“ESPP”). Under the ESPP, our employees, and those of our subsidiaries, will be able to purchase shares of our common stock during pre-specified offering periods. We expect to implement the ESPP in 2022, and once implemented, all benefit eligible,
Snap One Holdings Corp. 2022 Proxy Statement	39

U.S. employees, including our NEOs, will be eligible to participate in the ESPP on the same terms and conditions as all other participating employees.
Administration. The ESPP is administered by the Compensation Committee of our Board, and the Compensation Committee has full authority to administer the ESPP and make and interpret rules and regulations regarding administration of the ESPP as it may deem necessary or appropriate.
Shares Available Under the Employee Stock Purchase Plan. The ESPP initially reserves 750,000 shares for issuance, which is subject to increase on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the lesser of  (i) the positive difference, if any, between (x) 1% of the outstanding common stock of the Company on the last day of the immediately preceding fiscal year and (y) the available plan reserve on the last day of the immediately preceding fiscal year and (ii) a lower number of shares of our common stock as determined by the Committee. The number of shares available for issuance under the ESPP is subject to adjustment for certain changes in our capitalization.
Eligible Compensation. Eligible employees may authorize payroll deductions of 1% to 15% of such employees’ base compensation on each payroll date that falls within an offering period. Payroll deductions shall commence on the first payroll date following the beginning of the offering period and shall continue until the participant withdraws from an offering period or terminates employment. Participants may not acquire rights to purchase more than $25,000 of our common stock under the ESPP for any calendar year.
Offering Periods. We offer our common stock to participants during offering periods of 6 months.
Purchase of Shares.Shares of our common stock are automatically purchased for the accounts of participants at the end of each offering period with their elected payroll deductions accumulated during the offering period. Shares are purchased at a discounted per-share purchase price equal to 85% of the per share closing price of our common stock on the last day of the applicable offering period.
Cancellation of Election to Purchase. A participant may cancel his or her participation in the ESPP or reduce his or her contribution percentage but may not increase his or her contributions during an offering period. Termination of a participant’s employment for any reason will also terminate such participant’s participation in the ESPP. In any of these cases, the participant is entitled to receive a refund of the payroll deductions collected on his or her behalf.
Effect of a Change in Control. Upon a future change in control of the Company, the administrator may, in its sole discretion, (i) shorten an offering period to provide for a purchase date on or prior to the change in control date or (ii) provide for the assumption of the purchase rights under the ESPP and substitution of rights to purchase shares of the successor company in accordance with Section 424 of the Code.
Termination and Amendment.Our Board or the committee administering the ESPP may amend or terminate the ESPP at any time, although no amendment may be made (i) that adversely affects the rights of any participant participating in an offering period or (ii) without approval of our stockholders to the extent such approval would be required under Section 423 of the U.S. Code.
Retirement Plan
The Company maintains a 401(k) defined contribution retirement plan pursuant to which all employees aged 21 or older may contribute a portion of their annual earnings, up to the limits set by the Internal Revenue Code, on a pre-tax or after-tax (Roth) basis. The Company makes matching contributions to participating employees’ plan accounts
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equal to 100% of the first 3% of earnings that an employee elects to contribute, plus 50% of the next 3% of earnings that an employee elects to contribute, limited to a maximum annual amount as established by the IRS. The maximum matching contribution for employees in 2021 was $12,825. Matching contributions are 100% vested when made.
Snap One Holdings Corp. 2022 Proxy Statement	41

Security Ownership
Security Ownership of Certain Beneficial Owners and Management
Principal and Selling Stockholders
The following table and accompanying footnotes set forth information with respect to the beneficial ownership by each of the following persons of the common stock of Snap One Holdings Corp. as of March 21, 2022:
•
each person known by us to own beneficially 5% or more of our outstanding shares of common stock;

•
each of our directors and director nominees;

•
each of our named executive officers; and

•
our directors, director nominees and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock. Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o 1800 Continental Boulevard, Suite 200, Charlotte, North Carolina 28273.
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The percentages of beneficial ownership set forth below are based on 75,882,589 shares of our common stock outstanding as of March 21, 2022.
Beneficial Ownership Table

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
H&F Investors[1]	55,424,435	73.0%
FPR Partners, LLC[2]	7,588,800	10.0%
Named Executive Officers and Directors
John Heyman[3]	2,169,126	2.8%
Michael Carlet[4]	594,126	*
Jeffrey Hindman[5]	594,126	*
Erik Ragatz[6]	—	—
Jacob Best[6]	—	—
Annmarie Neal[6]	—	—
Martin Plaehn[7]	14,248	*
Adalio Sanchez[8]	8,000	*
Amy Steel Vanden-Eykel	—	—
Kenneth R. Wagers III[9]	7,124	*
All directors and executive officers as a group (13 Persons)[10]	3,979,736	5.2%

*
Indicates beneficial ownership of less than 1%.

[1]
Reflects (i) 23,854,976 shares directly held by Hellman & Friedman Capital Partners VIII, L.P. (“Main Fund”), (ii) 10,706,163 shares directly held by Hellman & Friedman Capital Partners VIII (Parallel), L.P. (“Parallel Fund”), (iii) 2,023,312 shares directly held by HFCP VIII (Parallel-A), L.P. (“Parallel-A Fund”), (iv) 607,517 shares directly held by H&F Executives VIII, L.P. (“Executives Fund”), (v) 124,638 shares directly held by H&F Associates VIII, L.P. (“Associates Fund”) and (vi) 18,107,829 shares held by H&F Copper Holdings VIII, L.P. (“Copper Fund”), collectively with Main Fund, Parallel Fund, Parallel-A Fund, Executives Fund and Associates Fund, the “H&F Funds”). H&F Copper Holdings VIII GP, LLC (“Copper GP”) is the general partner of Copper Fund and Main Fund is the managing member of Copper GP. Hellman & Friedman Investors VIII, L.P. (“Investors GP”) is the general partner of each of Main Fund, Parallel Fund, Parallel-A Fund, Executives Fund and Associates Fund, and H&F Corporate Investors VIII, Ltd. (“Investors Ltd.”) is the general partner of Investors GP. A three-member board of directors of Investors Ltd. has voting and investment discretion over the shares held by the H&F Funds. Each of the members of the board of directors of Investors Ltd. disclaims beneficial ownership of such shares. The address of each entity named in this footnote is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

[2]
Reflects 7,588,800 shares beneficially owned by certain limited partnerships (collectively, the “FPR Funds”). FPR Partners, LLC, (“FPR”) acts as investment manager to the FPR Funds and may be deemed to indirectly beneficially own securities owned by the FPR Funds. Andrew Raab, and Bob Peck are the Senior Managing Members of FPR and may be deemed to beneficially own the shares beneficially owned by FPR and the FPR Funds. FPR and its managing members have the power to direct the vote and disposition of these 7,588,800 shares. The address of FPR and its managing members named in this footnote is 199 Fremont Street, Suite 2500, San Francisco, California 94105. This information was obtained from a Schedule 13G filed with the SEC on February 14, 2022.

[3]
Mr. Heyman’s equity reflects 929,499 vested shares and 541,877 unvested shares of restricted common stock, 56,418 of which are expected to vest within 60 days of March 21, 2022, in addition to 697,750 options to purchase shares exercisable within 60 days of March 21, 2022.

[4]
Mr. Carlet’s equity reflects 205,771 shares and 169,763 unvested shares of restricted common stock, 17,321 of which are expected to vest within 60 days of March 21, 2022, in addition to 218,592 options to purchase shares exercisable within 60 days of March 21, 2022.

Snap One Holdings Corp. 2022 Proxy Statement	43

[5]
Mr. Hindman’s equity reflects 205,771 shares and 169,763 unvested shares of restricted common stock, 17,321 of which are expected to vest within 60 days of March 21, 2022, in addition to 218,592 options to purchase shares exercisable within 60 days of March 21, 2022.

[6]
The address of each of Dr. Neal and Messrs. Best and Ragatz is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

[7]
Mr. Plaehn’s equity reflects 2,375 shares of common stock, and 4,748 vested shares and 7,125 unvested shares of restricted common stock, none of which are expected to vest within 60 days of the date of March 21, 2022.

[8]
Mr. Sanchez’s equity represents 8,000 shares of common stock acquired in the IPO.

[9]
Mr. Wagers’ equity reflects 2,374 vested shares and 4,750 unvested shares of restricted common stock, none of which are expected to vest within 60 days of March 21, 2022.

[10]
All directors and officers’ equity reflects 1,582,877 shares and 1,015,152 unvested shares of restricted common stock, 100,958 of which are expected to vest within 60 days of March 21, 2022, in addition to 1,381,707 options to purchase shares exercisable within 60 days of March 21, 2022.

As of March 21, 2022, none of our current executive officers or directors has pledged any of our securities.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, among others, to file an initial report of ownership of our common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. The Company believes, based solely on a review of forms filed with the SEC and on written representations from reporting persons, that two transactions required to be filed under Section 16(a) were not timely filed during fiscal year 2021. The Form 4s required to be filed by Adalio Sanchez and Amy Steel Vanden-Eykel relating to RSUs granted on July 30, 2021 were not timely filed but were filed on October 8, 2021.
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Related Party Agreements and Transactions
Arrangements with Our Directors, Executive Officers and Advisors
Below is a brief summary of the principal terms of the Stockholder’s Agreements and the Tax Receivable Agreement (the “TRA”), which are qualified in their entirety by reference to the agreements themselves, forms of which are filed as exhibits to our 2021 Annual Report.
Stockholders Agreement
In 2021, we entered into a Stockholders Agreement with H&F and the other unit holders of our Former Parent, which include certain of our directors, officers and other employees, in connection with our IPO. This Stockholders Agreement provides that our Board will consist of eight members. H&F has the right to nominate to our Board a number of nominees equal to (x) the total number of directors comprising our Board at such time, multiplied by (y) the percentage of our outstanding common stock held from time to time by H&F, rounded up to the nearest whole number. In addition, the Board is divided into three classes and serve staggered, three-year terms. For so long as we have a classified board, the H&F-nominated Board members will be divided by H&F as evenly as possible among the classes of directors. In addition, pursuant to the Stockholders Agreement, H&F has agreed with the Company to vote in favor of the Company slate that is included in our Proxy Statement. In the event that a H&F nominee ceases to serve as a director for any reason (other than the failure of our stockholders to elect such individual as a director), H&F will be entitled to appoint another nominee to fill the resulting vacancy. The Stockholders Agreement contains provisions that entitle the stockholder parties thereto to certain rights to have their securities registered by us under the Securities Act. H&F is entitled to an unlimited number of  “demand” registrations, subject to certain limitations. In addition, the stockholder parties to the Stockholders Agreement, including H&F, are entitled to customary “piggyback” registration rights. The Stockholders Agreement provides that we will pay certain expenses of the stockholder parties relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.
Tax Receivable Agreement
In 2021, in connection with our IPO, we executed the TRA with certain pre-IPO owners affiliated with H&F that participate in the tax receivable agreement (“TRA Participants”), which provides for payment by the Company to the TRA Participants of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that is actually realized, or deemed to be realized (calculated using certain assumptions), as a result of the utilization of such tax benefits, including certain tax benefits attributable to payments under the TRA. Holders of Incentive Units, which included all of the Company’s executive officers, also received a cash payment equal to $0.12 per vested and unvested Class B-1 and Class B-2 Unit in lieu of participation in the TRA (the “Additional Payment”). See “Executive Compensation — Additional Cash Payments with Respect to Incentive Units in Lieu of Participation in the Tax Receivable Agreement” herein for additional details, including the vesting schedules of certain Additional Payment amounts held in escrow for our executive officers.
As a result of certain change of control provisions, early termination rights and acceleration provisions of the TRA with the TRA Participants described above, we could be required to make payments under the TRA that are greater than or less than the specified percentage of the actual cash tax savings that we realize in respect of the tax benefits subject to the TRA.
Snap One Holdings Corp. 2022 Proxy Statement	45

Transactions Benefiting our Controlling Shareholder
The Company’s controlling shareholder, H&F, owns an insurance brokerage vendor used by the Company. For fiscal year 2021, the Company incurred $1,874,000 of expenses from this vendor, which included $114,000 of brokerage fees. The Company incurred no expenses for fiscal year 2020 related to this vendor. Additionally, H&F also has an ownership interest in a human capital management, payroll, HR service and workforce management vendor used by the Company. For fiscal year 2021 and fiscal year 2020, the Company incurred $541,000 and $347,000 of expenses.
Related Persons Transaction Policy
Our Board adopted a written policy on transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that all “related persons” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our Chief Legal Officer must then promptly communicate that information to our Board or to a duly authorized committee thereof. Our related person policy provides that no related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee thereof. It is our policy that any directors interested in a related person transaction must recuse themselves from any vote on a related person transaction in which they have an interest.
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Audit Matters
2	Ratification of Appointment of Independent Registered Public Accounting Firm

The Board unanimously recommends that you vote FOR ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2022.

The Audit and Risk Management Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit and Risk Management Committee has selected Deloitte & Touche, LLP to serve as our independent registered public accounting firm for fiscal year 2022.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche, LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered notice to the Board and the Audit and Risk Management Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit and Risk Management Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The Audit and Risk Management Committee and the Board believe that the continued retention of Deloitte & Touche, LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders at this time.
Representatives of Deloitte & Touche, LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Snap One Holdings Corp. 2022 Proxy Statement	47

Audit and Non-Audit Fees
The following table sets forth the fees billed by Deloitte & Touche, LLP for audit, audit-related, tax and all other services rendered for fiscal years 2020 and 2021:

Name	2021	2020
Audit Fees[1]	$2,240,319	$2,024,225
Audit-Related Fees[2]	0	0
Tax Fees[3]	0	0
All Other Fees[4]	0	0
Total Fees	$2,240,319	$2,024,225

[1]
Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, statutory audits of our international subidiaries consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

[2]
Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

[3]
Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

[4]
All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

Policy on Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors
The Audit and Risk Management Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit and Risk Management Committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent auditors as provided under the Audit and Risk Management Committee Charter. All audit, audit-related and tax services during fiscal year 2021 were pre-approved by the Audit and Risk Management Committee.
Audit and Risk Management Committee Report
The Audit and Risk Management Committee operates pursuant to a charter which is reviewed annually by the Audit and Risk Management Committee. Additionally, a brief description of the primary responsibilities of the Audit and Risk Management Committee is included in this Proxy Statement under the discussion of  “Corporate Governance — Audit and Risk Management Committee.”
Under the Audit and Risk Management Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the appropriateness of accounting principles and financial reporting policies and for establishing and maintaining our internal control over financial reporting. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.
In the performance of its oversight function, the Audit and Risk Management Committee reviewed and discussed with management and Deloitte & Touche, LLP, as the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 31, 2021. The Audit and Risk Management
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Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit and Risk Management Committee received and reviewed the written disclosures and letters from the Company’s independent registered public accounting firm, as per PCAOB requirements, regarding the firm’s communications with the Audit and Risk Management Committee concerning independence and discussed the firm’s independence from the Company. Based upon the review and discussions described herein, the Audit and Risk Management Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC.
Audit and Risk Management Committee
Kenneth Wagers (Chair)
Jacob Best
Adalio Sanchez
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, as amended, or under the Exchange Act, as amended, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under such Acts.
Snap One Holdings Corp. 2022 Proxy Statement	49

Transaction of Other Business
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
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Additional Information
Proxy Solicitation Costs
Certain of our officers and employees may solicit proxies by mail, telephone, fax, e-mail or in person and will not receive any additional compensation for such efforts. We will pay all other costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will also reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding Proxy Materials to beneficial owners of shares of our common stock.
Shareholder Proposals and Director Nominees for 2023 Annual Meeting
The requirements for such stockholder’s notice are set forth in our Bylaws, which are posted in the Corporate Governance section of the Investor Relations page on our website at https://investors.snapone.com/.
Our Bylaws provide procedures by which a stockholder may bring business before any meeting of stockholders or nominate individuals for election to our Board of Directors at an annual meeting of stockholders. A stockholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2023 annual meeting (not intended to be included in our Proxy Statement pursuant to Rule 14a-8) must be submitted in accordance with the advance notice procedures and other requirements set forth in our Bylaws. Pursuant to our Bylaws, if a stockholder wishes to present such a nomination or proposal for consideration at an annual meeting, he or she must deliver written notice of the nomination or proposal to our Corporate Secretary no later than the close of business on February 18, 2023, nor earlier than the close of business on January 19, 2023, unless our 2023 annual meeting of stockholders is to be held more than 30 days before, or more than 70 days after, May 19, 2023, in which case the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2023 annual meeting and not later than the close of business on the later of the 90th day prior to the 2023 annual meeting or the 10th day after public announcement of the date of the 2023 annual meeting is first made by the Company. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period for the giving of stockholder notice. If the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors by at least 100 calendar days prior to the first anniversary of the prior year’s annual meeting of stockholders, then a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Corporate Secretary not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Company.
Candidates proposed by stockholders in accordance with the procedures set forth in the Bylaws or otherwise recommended by stockholders will be considered by the Nominating and Corporate Governance Committee as discussed above in “Stockholder Recommendations of Director Candidates.”
Stockholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2023 annual meeting of stockholders must submit their proposals in
Snap One Holdings Corp. 2022 Proxy Statement	51

accordance with that rule so that they are received by our Corporate Secretary no later than the close of business on December 5, 2022. If the date of our 2023 annual meeting is more than 30 days before or after May 19, 2023, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2023.
A copy of our Bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Householding
Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another holder of our common stock are only being sent one set of Proxy Materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the Proxy Materials was delivered. If you wish to opt out of householding and receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, you may do so at any time prior to 30 days before the mailing of the Proxy Materials (which will typically be in March of each year) by notifying us in writing at: Snap One Holdings Corp., Attn: Corporate Secretary, 11734 S Election Road Draper, Utah 84020 or by telephone at 801-523-3100 ext. 4257.
Communication with Directors
The Board provides to every stockholder the ability to communicate with the Board as a whole, and with individual directors, through an established process for stockholder communication. For a stockholder communication directed to Board as a whole, stockholders may send such communication via U.S. Mail or Expedited Delivery Service to: Snap One Holdings Corp., Attn: Corporate Secretary, or they may send electronic messages via the Investor Relations section of our website https://investors.snapone.com. For a stockholder communication directed to an individual director in his or her capacity as a member of the Board, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Snap One Holdings Corp., 11734 S Election Road Draper, Utah 84020, Attention: [Name of Individual Director].
We will forward by U.S. Mail any such stockholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such stockholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.
Transfer Agent Information
American Stock Transfer & Trust Company, LLC, or AST, is the transfer agent for the common stock of the Company. AST can be reached at (800) 937-5449 or via email at Info@astfinancial.com. You should contact AST if you are a
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registered stockholder and have a question about your account or if you would like to report a change in your name or address. AST can also be contacted as follows:
Regular, Registered or Overnight Mail
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Websites Not Incorporated by Reference
No information contained on or available through any website referenced in this Proxy Statement, our corporate website or any other website that we may maintain shall be deemed included or incorporated by reference into this Proxy Statement.
Snap One Holdings Corp. 2022 Proxy Statement	53

Appendix
Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), Mr. Heyman’s letter to our shareholders contains certain non-GAAP financial measures including adjusted EBITDA and adjusted net income. A non-GAAP financial measure is generally defined as a numerical measure of a company’s financial or operating performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP. We use the following non-GAAP measures to help us monitor the performance of our business, measure our performance, identify trends affecting our business and assist us in making strategic decisions:
Adjusted EBITDA, which is defined as net loss, plus interest expense, net, income tax benefit, depreciation, and amortization, further adjusted to exclude equity-based compensation, acquisition- and integration-related costs and certain other non-recurring, non-core, infrequent or unusual charges as described below.
Adjusted net income, which is defined as net loss plus amortization further adjusted to exclude equity-based compensation, acquisition- and integration-related costs and certain non-recurring, non-core, infrequent or unusual charges, including the estimated tax impacts of these adjustments.
Adjusted EBITDA, and adjusted net income are key measures used by management to understand and evaluate our financial performance, trends and generate future operating plans, make strategic decisions regarding the allocation of capital, and analyze investments in initiatives that are focused on cultivating new markets for our products and services. We believe adjusted EBITDA, and adjusted net income are useful measurements for analysts, investors, and other interested parties to evaluate companies in our markets as they help identify underlying trends that could otherwise be masked by certain expenses that we do not consider indicative of our ongoing performance.
Adjusted EBITDA, and adjusted net income have limitations as analytical tools. These measures are not calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition, adjusted EBITDA, and adjusted net income may not be comparable to similarly titled metrics of other companies due to differences among the methods of calculation.
Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our 2021 Annual Report and as may be updated in our subsequent SEC filings. The forward-looking statements speak only as of the date of this report, and, except as required by law, we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Reconciliation Tables
Snap One Holdings Corp.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands)
	Three Months Ended		For the Years Ended
	December 31, 2021	December 25, 2020	December 31, 2021	December 25, 2020
	(in thousands)
Net loss	$(7,825)	$(4,384)	$(36,457)	$(25,228)
Interest expense	6,573	9,654	33,162	45,529
Income tax benefit	(3,269)	1,674	(6,642)	(4,351)
Depreciation and amortization	14,384	14,621	56,581	57,972
Other expense (income), net	(655)	(269)	(878)	(1,827)
Loss on extinguishment of debt	5,427	—	12,072	—
Equity-based compensation	4,893	712	21,522	4,284
Compensation expense for payouts in lieu of TRA participation[a]	284	—	10,925	—
Initial public offering costs[b]	186	542	4,755	542
Fair value adjustment to contingent value rights[c]	3,700	500	4,900	800
Deferred acquisition payments[d]	1,384	1,376	6,532	9,649
Deferred revenue purchase accounting adjustment[e]	122	169	540	1,012
Acquisition- and integration-related costs[f]	113	324	407	5,341
Other[g]	644	687	3,337	735
Adjusted EBITDA	$25,961	$25,606	$110,756	$94,458
Snap One Holdings Corp. 2022 Proxy Statement	55

Snap One Holdings Corp.
Reconciliation of Net Loss to Adjusted Net Income
(in thousands)
	Three Months Ended		For the Years Ended
	December 31, 2021	December 25, 2020	December 31, 2021	December 25, 2020
	(in thousands)
Net loss	$(7,825)	$(4,384)	$(36,457)	$(25,228)
Amortization	12,293	11,872	48,553	47,491
Equity-based compensation	4,893	712	21,522	4,284
Foreign currency (gains) loss	(147)	(274)	131	(172)
Gain on sale of business	—	—	—	(979)
Loss on extinguishment of debt	5,427	—	12,072	—
Compensation expense for payouts in lieu of TRA participation[a]	284	—	10,925	—
Initial public offering costs[b]	186	542	4,755	542
Fair value adjustment to contingent value rights[c]	3,700	500	4,900	800
Deferred acquisition payments[d]	1,384	1,376	6,532	9,649
Deferred revenue purchase accounting adjustment[e]	122	169	540	1,012
Acquisition and integration related costs[f]	113	324	407	5,341
Other[g]	585	866	3,172	760
Income tax effect of adjustments[h]	(7,083)	(3,160)	(23,489)	(15,189)
Adjusted Net Income	$13,932	$8,543	$53,563	$28,311

[a]
Represents non-recurring expense related to payments to certain pre-IPO owners in lieu of their participation in the TRA. Management does not believe such costs are indicative of our ongoing operations as they are one-time awards specific to the establishment of the TRA.

[b]
Represents expenses related to professional fees in connection with preparation for our IPO.

[c]
Represents noncash gains and losses recorded from fair value adjustments related to contingent value right liabilities (“CVR liabilities”). Contingent value right liabilities represent potential obligations to the prior sellers in conjunction with the acquisition of the Company by investment funds managed by H&F in August 2017 and are based on estimates of expected cash payments to the prior sellers based on specified targets for the return on the original capital investment.

[d]
Represents expenses incurred related to deferred payments to employees associated with our Control4 acquisition and other historical acquisitions. The deferred payments are cash retention awards for key personnel from the acquired companies and are expected to be paid to employees through 2023. Management does not

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believe such costs are indicative of our ongoing operations as they are one-time awards specific to acquisitions and are incremental to our typical compensation costs incurred and we do not expect such costs to be reflective of future increases in base compensation expense.
[e]
Represents an adjustment related to the fair value of deferred revenue related to the Control4 acquisition.

[f]
Represents costs directly associated with acquisitions and acquisition-related integration activities. For fiscal year 2020, the costs relate primarily to third-party consultant and information technology integration costs directly related to the Company’s acquisition of Control4 in August 2019. These costs also include certain restructuring costs (e.g., severance) and other third-party transaction advisory fees associated with the acquisitions.

[g]
Represents non-recurring expenses related to consulting, restructuring, and other expenses which management believes are not representative of our operating performance.

[h]
Represents the tax impacts with respect to each adjustment noted above after taking into account the impact of permanent differences using the statutory tax rate related to the applicable federal and foreign jurisdictions and the blended state tax rate.

Snap One Holdings Corp. 2022 Proxy Statement	57

ANNUAL MEETING OF SHAREHOLDERS OF SNAP ONE HOLDINGS CORP. May 19, 2022 Snap One Corporate Office 11734 S Election Rd, Draper, UT 84020 SNAP ONE HOLDINGS CORP. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders The undersigned hereby appoint(s) John Heyman, Michael Carlet and JD Ellis, or any one of them, true and lawful agents and proxies with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the unde rsigned of Snap One Holdings Corp. held of record by the undersigned at the close of business on March 21, 2022 as indicated on the proposals referred to on the reverse side hereof at the Annual Meeting of its shareholders to be held on May 19, 2022 at 9:00 a.m. Mountain Time, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting. The undersigned hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The undersigned hereby revoke(s) all proxies previously given by the undersigned to vote at the Annual Meeting and any adjournments or postponements thereof. This card also constitutes voting instructions to the trustees under the Snap One Holdings Corp. savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Snap One Holdings Corp. held by the trustees under the plans at the close of business on March 21, 2022, as described in the Proxy Statement. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF SNAP ONE HOLDINGS CORP. May 19, 2022 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screeninstructions or scan the QR code with your smartphone. Have yourproxy card available when you access the web page.TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) inthe United States or 1-718-921-8500 from foreign countries fromany touch-tone telephone and follow the instructions. Have yourproxy card available when you call.Vote online/phone until 11:59 p.m. (Mountain time) on May 18,2022.MAIL - Sign, date and mail your proxy card in the envelopeprovided as soon as possible.IN PERSON - You may vote your shares in person by attendingthe Annual Meeting. For driving directions to the Annual Meeting,please call (801) 523-3100.GO GREEN - e-Consent makes it easy to go paperless. Withe-Consent, you can quickly access your proxy material, statementsand other eligible documents online, while reducing costs, clutterand paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:The Notice of Meeting, Proxy Statement, Form of Electronic Proxy Card and Annual Report on Form 10-Kare available at http://www.astproxyportal.com/ast/24529 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Election of Directors:O 1a. John HeymanO 1b. Erik RagatzFOR ALL NOMINEESWITHHOLD AUTHORITYFOR ALL NOMINEESFOR ALL EXCEPT(See instructions below)NOMINEES:NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:The Notice of Meeting, Proxy Statement, Form of Electronic Proxy Card and Annual Report on Form 10-Kare available at http://www.astproxyportal.com/ast/245292. Ratification of the selection of Deloitte Touche, LLP as theCompany's independent registered public accounting firm for its2022 fiscal year.In their discretion, the proxies are authorized to vote upon such other business as mayproperly come before the Annual Meeting. This proxy when properly executed will be votedas directed herein by the undersigned shareholder. If no direction is made, this proxywill be voted FOR ALL DIRECTOR NOMINEES in Proposal 1 and FOR
Proposal 2. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here: MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method. Signature of Shareholder Date: Signature of Shareholder Date:Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.